UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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IVERIC bio, Inc.
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April 18, 2019
Dear IVERIC bio, Inc. Stockholder:
You are cordially invited to our annual meeting of stockholders on Wednesday, May 15, 2019, beginning at 9:00 a.m., Eastern time, in our offices at One Penn Plaza, 35th Floor, New York, New York 10119. The enclosed notice of annual meeting of stockholders sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. Our board of directors recommends that you vote “FOR” Proposals 1, 2, 3 and 4, in each case as set forth in the proxy statement.
We are pleased to inform you that we have recently changed our name from Ophthotech Corporation to IVERIC bio, Inc. This change is part of our transition strategy to focus on discovering and developing novel gene therapy solutions to treat orphan inherited retinal diseases with unmet medical needs. We filed the certificate of amendment to our certificate of incorporation to change our name with the Secretary of State of the State of Delaware on April 15, 2019, with the amendment becoming effective on April 16, 2019. We began trading on the Nasdaq Global Select Market under our new name and a new stock ticker symbol, ISEE, on April 17, 2019.
We look forward to seeing you at our 2019 annual meeting.

Very truly yours,

David R. Guyer, M.D. Executive Chairman

IVERIC bio
One Penn Plaza, 35th Floor
New York, NY 10119
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Wednesday, May 15, 2019
The 2019 annual meeting of stockholders (the “2019 annual meeting”) of IVERIC bio, Inc., a Delaware corporation and formerly Ophthotech Corporation (“IVERIC”), will be held on Wednesday, May 15, 2019, beginning at 9:00 a.m., Eastern time, at IVERIC bio, Inc., One Penn Plaza, 35th Floor, New York, New York 10119, to consider and act upon the following matters:
1.    To elect two class III directors of our board of directors to serve until the 2022 annual meeting of stockholders or until their respective successors have been duly elected and qualified;
2.    To approve the Non-Employee Director Compensation Policy;
3.    To hold a non-binding, advisory vote to approve named executive officer compensation;
4.    To ratify the selection of Ernst & Young LLP as IVERIC’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and
5.    To transact such other business as may properly come before the 2019 annual meeting or any adjournment or postponement thereof.
Stockholders of record at the close of business on April 1, 2019 are entitled to notice of and will be entitled to vote at the 2019 annual meeting or any adjournment or postponement thereof. This Notice, the accompanying Proxy Statement and a form of proxy card are being mailed beginning on or about April 18, 2019 to all stockholders entitled to vote at the 2019 annual meeting.

By order of the board of directors,

David R. Guyer, M.D. Executive Chairman
New York, New York
April 18, 2019
YOU MAY OBTAIN ADMISSION TO THE ANNUAL MEETING BY IDENTIFYING YOURSELF AT THE ANNUAL MEETING AS A STOCKHOLDER AS OF THE RECORD DATE. IF YOU ARE A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. IF YOU ARE A BENEFICIAL (BUT NOT RECORD) OWNER, A COPY OF AN ACCOUNT STATEMENT FROM YOUR BANK, BROKER OR OTHER NOMINEE SHOWING SHARES HELD FOR YOUR BENEFIT ON APRIL 1, 2019 WILL BE ADEQUATE IDENTIFICATION.
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY SUBMIT YOUR VOTE VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD.

i

IVERIC bio
One Penn Plaza, 35th Floor
New York, NY 10119

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
to be held on Wednesday, May 15, 2019

Information About the 2019 Annual Meeting and Voting
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “board of directors” or the “board”) of IVERIC bio, Inc., a Delaware corporation and formerly Ophthotech Corporation (“IVERIC,” “we” or “us”) for use at the 2019 annual meeting of stockholders (the “2019 annual meeting”) to be held on Wednesday, May 15, 2019, beginning at 9:00 a.m., Eastern time, at IVERIC bio, Inc., One Penn Plaza, 35th Floor, New York, New York 10119, and at any adjournment or postponement thereof. On April 1, 2019, the record date for the determination of stockholders entitled to vote at the 2019 annual meeting, there were outstanding and entitled to vote an aggregate of 41,477,420 shares of our common stock, par value $0.001 per share (“common stock”). Each share of common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the 2019 annual meeting.
Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you, and cast your vote as soon as possible.
If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways:

(1)
You may vote over the Internet. You may vote your shares by following the “Vote by Internet” instructions on the enclosed proxy card. If you vote over the Internet, you do not need to vote by telephone or complete and mail your proxy card.

(2)
You may vote by telephone. You may vote your shares by following the “Vote by Phone” instructions on the enclosed proxy card. If you vote by telephone, you do not need to vote over the Internet or complete and mail your proxy card.

(3)
You may vote by mail. You may vote by completing, dating and signing the proxy card delivered with this proxy statement and promptly mailing it in the enclosed postage-paid envelope. If you vote by mail, you do not need to vote over the Internet or by telephone.

(4)
You may vote in person. If you attend the 2019 annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the 2019 annual meeting. Ballots will be available at the 2019 annual meeting.

All proxies that are executed or are otherwise submitted over the Internet or by telephone will be voted on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders in accordance with the stockholders’ instructions. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the board of directors’ recommendations on such proposals as set forth in this proxy statement.
After you have submitted a proxy, you may still change your vote and revoke your proxy prior to the 2019 annual meeting by doing any one of the following things:

•	submitting a new proxy by following the “Vote by Internet” or “Vote by Phone” instructions on the enclosed proxy card up until 11:59 p.m., Eastern time, the day before the 2019 annual meeting;

•
signing another proxy card and either arranging for delivery of that proxy card by mail prior to the start of the 2019 annual meeting, or by delivering that signed proxy card in person at the 2019 annual meeting;

•	giving our Secretary a written notice before or at the 2019 annual meeting that you want to revoke your proxy; or

•	voting in person at the 2019 annual meeting.
Your attendance at the 2019 annual meeting alone will not revoke your proxy.
If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we refer to in this proxy statement collectively as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of providing for voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because most brokerage firms are member organizations of the New York Stock Exchange, or NYSE, the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instruction from you. Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of class III directors (Proposal 1), the vote to approve the Non-Employee Director Compensation Policy (Proposal 2) and the non-binding, advisory vote to approve named executive officer compensation, or “say-on-pay” vote (Proposal 3) are “non-discretionary” items, meaning that if you do not instruct your brokerage firm on how to vote with respect to any of these proposals, your brokerage firm will not vote with respect to that proposal and your shares will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.
If you plan to attend the 2019 annual meeting and your shares are held in street name, you must bring an account statement from your brokerage firm showing that you were the beneficial owner of the shares as of the record date (April 1, 2019) in order to be admitted to the 2019 annual meeting. To be able to vote your shares held in street name at the 2019 annual meeting, you will need to obtain a proxy card from the holder of record.
Votes Required
The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the 2019 annual meeting will constitute a quorum for the transaction of business at the 2019 annual meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the 2019 annual meeting. The following votes are required for approval of the proposals being presented at the 2019 annual meeting:
Proposal 1: To Elect Two Class III Directors. The two nominees for director receiving the highest number of votes “FOR” election will be elected as directors. This is called a plurality.
Proposal 2: To Approve the Non-Employee Director Compensation Policy. The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the approval of the Non-Employee Director Compensation Policy.

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation, or “Say-on-Pay.” This proposal calls for a non-binding, advisory vote, and accordingly there is no “required vote” that would constitute approval. However, our board, including our compensation committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.
Proposal 4: To Ratify the Selection of Ernst & Young LLP as IVERIC’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2019. The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.
Shares that abstain from voting as to a particular matter and shares held in “street name” by brokerage firms who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.
This proxy statement and the enclosed proxy card are first being mailed and/or made available to our stockholders on or about April 18, 2019 in conjunction with the delivery of our 2018 annual report to stockholders.
Important Notice Regarding the Availability of Proxy Materials
for the 2019 Annual Meeting of Stockholders
to Be Held on Wednesday, May 15, 2019:
This proxy statement and our 2018 annual report to
stockholders are available at www.envisionreports.com/ISEE
for viewing, downloading and printing.
A copy of our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to IVERIC bio, Inc., One Penn Plaza, 35th Floor, New York, New York 10119, Attention: Corporate Secretary, Telephone: (212) 845-8200. This annual report was filed under our former name, Ophthotech Corporation.

CORPORATE GOVERNANCE

Board of Directors
Continuing Members of and Current Members who are Nominated for Election to Our Board of Directors
Set forth below are the names and certain biographical information about each continuing member of and current member who is nominated for election to our board of directors as of April 1, 2019. The information presented includes each continuing director’s or nominee's principal occupation and business experience for the past five years and the names of other public companies of which he or she currently serves or has served as a director during the past five years. We believe that all of our directors and nominees possess the attributes and characteristics described in “Board Processes—Director Nomination Process.”

Name	Age	Position
David R. Guyer, M.D. (4)	59	Executive chairman
Glenn P. Sblendorio	63	Chief executive officer, president, and director
Axel Bolte (1)(3)	47	Director
Adrienne L. Graves, Ph.D. (2)(4)(5)	65	Director
Jane P. Henderson (1)(3)	53	Director
David E. Redlick (1)(2)	68	Director
Calvin W. Roberts, M.D. (2)(3)(4)(6)	66	Director

(1)	Member of our audit committee.

(2)	Member of our compensation committee.

(3)	Member of our nominating and corporate governance committee.
(4)    Member of our research and development committee.

(5)	Dr. Graves joined our board of directors on December 12, 2018.

(6)	Dr. Roberts joined our board of directors on January 1, 2019.
David R. Guyer, M.D. is a co-founder of our company and beginning in July 2017, serves as our executive chairman. Dr Guyer has served as chairman of our board of directors since our inception in January 2007, and previously served as our chief executive officer from April 2013 through June 2017. Prior thereto, Dr. Guyer served as a partner at SV Life Sciences Advisers, LLC, a venture capital firm, from 2009 to 2013, and as a venture partner at SV Life Sciences from 2006 to 2009. In April 2013, Dr. Guyer resumed his role as venture partner at SV Life Sciences. He currently serves on the board of directors of EyePoint Pharmaceuticals, Inc. and Oxurion NV (formerly ThromboGenics NV), and previously served on the board of directors of Applied Genetic Technologies Corporation, all of which are publicly traded biotechnology or biopharmaceutical companies. Dr. Guyer co-founded Eyetech Pharmaceuticals Inc. and served as its chief executive officer and as a member of its board of directors from 2000 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. Prior to co-founding Eyetech Pharmaceuticals, Dr. Guyer was a professor and served as chairman of the Department of Ophthalmology at New York University School of Medicine. Dr. Guyer received a B.S. from Yale College and an M.D. from Johns Hopkins Medical School. Dr. Guyer completed his ophthalmology residency at Wilmer Ophthalmological Institute, Johns Hopkins Hospital and a retinal fellowship at the Massachusetts Eye and Ear Infirmary at Harvard Medical School. We believe that Dr. Guyer is qualified to serve on our board of directors because of his extensive executive leadership experience, his extensive experience in ophthalmology, his extensive experience in the life sciences industry as an entrepreneur and venture capital investor, and his service on our board of directors and the board of directors of other life sciences companies.
Glenn P. Sblendorio assumed the position of chief executive officer in July 2017, in addition to his role as president, and has served as a member of our board of directors since May 2017. Mr. Sblendorio has served as our president since

January 2017 and previously served as our executive vice president and chief operating officer from April 2016 to January 2017. In addition, he served as our chief financial officer and treasurer from April 2016 until April 2017. Mr. Sblendorio previously served as a member of our board of directors from July 2013 through March 2016. Prior to joining us, Mr. Sblendorio served as the president and chief financial officer of The Medicines Company, a publicly traded medical solutions company, from March 2006 until December 2015. Mr. Sblendorio served as executive vice president and chief financial officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as senior vice president of business development at The Medicines Company. Mr. Sblendorio currently serves as a member of the board of directors of Amicus Therapeutics Inc. and Intercept Pharmaceuticals, Inc., both of which are publicly traded biopharmaceutical companies, and previously served on the board of directors of The Medicines Company. Mr. Sblendorio received a B.B.A. from Pace University and an M.B.A. from Fairleigh Dickinson University. We believe that Mr. Sblendorio is qualified to serve on our board of directors because of his extensive executive leadership experience, knowledge of the life sciences industry and service on the board of directors of other life sciences companies.
Axel Bolte has served as a member of our board of directors since August 2007. From March 2003 through January 2017, Mr. Bolte served as investment advisor to HBM Partners AG, a provider of investment advisory services in the life sciences industry. Since February 2017, Mr. Bolte has served as a venture partner to HBM Partners AG. In February 2017, Mr. Bolte also began serving as president and chief executive officer of Inozyme Pharma Inc., a private biotechnology company, and as a managing member of Healthcare Advisors GmbH, a private healthcare advisory company. Mr. Bolte currently serves on the board of directors of Allena Pharmaceuticals, Inc., and previously served on the boards of directors of Nabriva Therapeutics AG and PTC Therapeutics, Inc., all of which are publicly traded biotechnology or pharmaceutical companies. Mr. Bolte received a degree in biochemistry from the Swiss Federal Institute of Technology, Zurich, Switzerland and an M.B.A. from the University of St. Gallen, Switzerland. We believe that Mr. Bolte is qualified to serve on our board of directors because of his many years of service as one of our directors, his extensive experience as a venture capital investor in the life sciences industry and his service on the board of directors of other life sciences companies.
Adrienne L. Graves, Ph.D. was elected to our board of directors in December 2018. From 1995 to 2010, Dr. Graves worked at Santen, Inc., the United States subsidiary of a Japanese publicly traded pharmaceutical company, where Dr. Graves served as senior vice president of worldwide clinical development (United States, Europe and Japan) for seven years and chief executive officer and president for eight years. Prior to Santen, Dr. Graves served in various roles of increasing responsibility at Alcon for nine years. Dr. Graves currently serves on the boards of directors of Akorn Inc., Greenbrook TMS Inc., NicOx, S.A. and Oxurion NV, and previously served on the board of directors of TearLab Corporation, all of which are publicly traded biotechnology or pharmaceutical companies. Dr. Graves received an A.B. in psychology from Brown University and a Ph.D. in psychobiology from the University of Michigan, and completed a postdoctoral fellowship in visual neuroscience at the University of Paris. We believe Dr. Graves is qualified to serve on our board of directors because of her strong background in ophthalmology, her extensive experience in pharmaceutical development and commercialization, and her service on the boards of directors of other life sciences companies.
Jane P. Henderson has served as a member of our board of directors since January 2018. Ms. Henderson has served as chief financial officer of Turnstone Biologics, a privately-held biotechnology company, since June 2018. From January 2017 to June 2018, Ms. Henderson served as chief financial officer and senior vice president, corporate development at Voyager Therapeutics, Inc., a publicly-traded clinical-stage gene therapy company. From 2013 to 2016, Ms. Henderson served as senior vice president, chief financial and business officer of Kolltan Pharmaceuticals, Inc., which was a privately held pharmaceutical company, and from 2010 to 2012, Ms. Henderson served as vice president, business development of ISTA Pharmaceuticals, Inc, a publicly-traded specialty pharmaceutical company, until its acquisition by Bausch & Lomb Incorporated. Previously, Ms. Henderson served as chief financial officer and head of business development at Axerion Therapeutics, Inc., and chief financial officer and chief business officer of Panacos Pharmaceuticals, Inc, both privately held biotechnology companies. In addition to her industry experience, Ms. Henderson was managing director and held other senior roles at HSBC Holdings plc, Canadian Imperial Bank of Commerce, Lehman Brothers and Salomon Brothers. Ms. Henderson currently serves on the board of directors of Sesen Bio Inc. (formerly Eleven Biotherapeutics, Inc.), a publicly traded biotechnology company. Ms. Henderson received a B.S. in psychology from Duke University. We believe that Ms. Henderson is qualified to serve on our board of directors because of her extensive leadership experience in the life sciences industry and in health care investment banking.
David E. Redlick has served as a member of our board of directors since January 2016 and was named our independent lead director in February 2017. From January 2015 through his retirement in December 2018, Mr. Redlick served as a special advisor at Leerink Partners LLC, an investment bank focused on the healthcare industry, where he advised the chief executive officer on a variety of strategic and asset management matters. Previously, Mr. Redlick worked at Wilmer Cutler Pickering Hale and Dorr LLP, an international law firm, for over 40 years, serving as a partner in the corporate practice group until his retirement from the firm in December 2014, and as senior counsel from January 2015 to December 2015. During his career at WilmerHale, Mr. Redlick also served as the co-chair of the life sciences group, the co-chair of the corporate department and a member of the firm’s executive committee. Mr. Redlick received a B.A. from the University of Wisconsin and a J.D. from Harvard Law School. We believe that Mr. Redlick is qualified to serve on our board of directors because of his extensive leadership experience and experience advising life sciences companies.
Calvin W. Roberts, M.D. was elected to our board of directors in January 2019. Dr. Roberts has served as senior vice president, chief medical officer of Eye Care at Bausch Health Companies Inc. (formerly Valeant Pharmaceuticals), a publicly traded pharmaceutical company, since March 2011. Since 1982, Dr. Roberts has also served as a clinical professor of ophthalmology at Weill Cornell Medical College and was a practicing ophthalmologist for over 26 years. Dr. Roberts is a renowned specialist in cataract and refractive surgery. Dr. Roberts previously served as a consultant for Allergan, Inc., Johnson & Johnson, and Novartis AG. Dr. Roberts currently serves on the boards of directors of Alimera Sciences, Inc. and Auris Medical Holding AG, both publicly-traded biotechnology companies. Dr. Roberts received an A.B. from Princeton University and an M.D. from the College of Physicians and Surgeons of Columbia University. Dr. Roberts completed his internship and ophthalmology residency at Columbia Presbyterian Hospital, and cornea fellowships at Massachusetts Eye and Ear Infirmary and the Schepens Eye Research Institute in Boston. Dr. Roberts holds patents on a number of devices used for ophthalmic surgery. We believe Dr. Roberts is qualified to serve on our board of directors because of his extensive experience in the opthalmology field, both as a practitioner and as a senior industry executive.
Non-Continuing and Former Members of Our Board of Directors
Thomas Dyrberg, M.D., D.M.Sc. has served as a member of our board of directors since August 2007 and currently serves on our compensation and nominating and corporate governance committees. Dr. Dyrberg's tenure on our board of directors will end at the 2019 annual meeting, as Dr. Dyrberg is a class III director and has not been nominated for re-election. Dr. Dyrberg currently serves as a senior partner/managing partner of Novo Holdings A/S, a limited liability company wholly-owned by the Novo Nordisk Foundation.
In addition, Michael J. Ross, Ph.D., who served as a member of our board of directors since May 2013 and served on our compensation and nominating and corporate governance committees, resigned from our board of directors in February 2019 based on his commitments to SV Health Investors, where he serves as a managing partner, and not as a result of any disagreement with the company.
Board Composition
Our board of directors is currently authorized to have, and currently consists of, eight members. Our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the class I directors are Ms. Henderson and Mr. Sblendorio, and their term expires at our annual meeting of stockholders to be held in 2020;

•	the class II directors are Mr. Bolte, Mr. Redlick and Dr. Roberts, and their term expires at our annual meeting of stockholders to be held in 2021; and

•	the class III directors are Dr. Dyrberg, Dr. Graves and Dr. Guyer, and their term expires at the 2019 annual meeting.
Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Our directors may be removed only for cause by the affirmative vote of the holders of 75% or more of our voting stock.
Following the 2019 annual meeting, our board of directors will have one vacancy as Dr. Dyrberg has not been nominated for re-election and our board of directors is not nominating a different nominee to fill the vacancy. This board seat will remain vacant until filled by our board of directors in accordance with our certificate of incorporation and bylaws or until our board changes the size of the board in accordance with our bylaws.

Board Determination of Independence
Rule 5605 of the Nasdaq Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.
Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Mr. Bolte, Dr. Dyrberg, Dr. Graves, Ms. Henderson, Mr. Redlick or Dr. Roberts, representing six of our eight current directors, nor Dr. Ross, who served on our board of directors until February 2019, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our board of directors has also determined that Ms. Henderson, Mr. Bolte and Mr. Redlick, who comprise our audit committee, Mr. Redlick, Dr. Dyrberg, Dr. Graves and Dr. Roberts, who comprise our compensation committee, Mr. Bolte, Dr. Dyrberg, Ms. Henderson and Dr. Roberts, who comprise our nominating and corporate governance committee, and Dr. Ross, who served on our compensation and nominating and corporate governance committees until his resignation in February 2019, satisfy the independence standards for such committees established by the SEC and the Nasdaq Marketplace Rules, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company, including the transactions described below in “Board Policies—Related Person Transactions,” and all other facts and circumstances our board of directors deemed relevant in determining independence.
Mr. Sblendorio, who is a class I director, is an employee and is therefore not “independent.” Dr. Guyer, who is a class III director, is an employee and is therefore also not “independent.”
How Our Board Is Organized
Board Leadership Structure
Dr. Guyer currently serves as the executive chairman of our board of directors. Our board believes this leadership role for Dr. Guyer is particularly appropriate for our company given Dr. Guyer’s long history with our company, his extensive knowledge of and experience with our business and industry and his ability to effectively identify strategic priorities for us. Our board also believes that Dr. Guyer’s role of executive chairman of our board of directors has promoted effective execution of strategic goals and facilitates information flow between management and our board. In July 2017, Dr. Guyer became executive chairman of our board of directors and Mr. Sblendorio became our chief executive officer. Our board believes this separate governance structure benefits our company because it enables Mr. Sblendorio to focus his entire energy on running the company while providing for the continued leadership and other contributions from Dr. Guyer.

Because Dr. Guyer is an employee and is therefore not “independent,” our board of directors has appointed Mr. Redlick, an independent director within the meaning of Nasdaq rules (see “Board of Directors—Board Determination of Independence” above), as independent lead director. Mr. Redlick’s duties as independent lead director include the following:

•	chairing meetings of the independent directors in executive session;

•	facilitating communications between other members of our board, our executive chairman and our chief executive officer;

•	working with our executive chairman and our chief executive officer in the preparation of the agenda for each board meeting and in determining the need for special meetings of our board;

•
reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board (see “Board Processes—Communications with Stockholders” below);

•	consulting with our executive chairman and our chief executive officer on matters relating to corporate governance and board performance; and

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee.
Our nominating and corporate governance committee evaluates our board leadership structure from time to time and may recommend further alterations of this structure in the future.
Board Committees
Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and a research and development committee, each of which operates under a charter that has been approved by our board. Copies of these committee charters are posted on the Investor Relations section of our website, which is located at https://investors.ivericbio.com. In the fourth quarter of 2018, our board appointed a committee of independent directors to review certain stockholder litigation demands that we received. Our board may also appoint additional committees from time to time as it deems appropriate.
Audit Committee
The members of our audit committee are Ms. Henderson, Mr. Bolte and Mr. Redlick. Ms. Henderson chairs our audit committee.
Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports and other communications from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our risk assessment and risk management policies, including for cybersecurity;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.
All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.
Our board of directors has determined that Ms. Henderson is an “audit committee financial expert” as defined in applicable SEC rules. We believe that the composition of our audit committee meets the requirements for independence under the current Nasdaq Marketplace Rules and SEC rules and regulations.
The audit committee met four times during 2018 and took action by written consent two times.
Compensation Committee
The members of our compensation committee are Mr. Redlick, Dr. Dyrberg, Dr. Graves and Dr. Roberts. Dr. Graves began serving on our compensation committee in December 2018, and Dr. Roberts began serving on our compensation committee in February 2019. Dr. Ross served on our compensation committee until his resignation in February 2019. Mr. Redlick chairs our compensation committee.
Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our executive chairman, our chief executive officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing annually with management our compensation disclosure required by SEC rules; and

•	preparing the compensation committee report required by SEC rules.
The processes and procedures followed by our compensation committee in considering and determining executive compensation is described below under “Executive Compensation—Compensation Discussion and Analysis.” The processes and procedures followed by our compensation committee in considering and determining director compensation is described below under “Board Processes—Director Compensation Processes.”
The compensation committee met seven times during 2018 and took action by written consent three times.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Mr. Bolte, Dr. Dyrberg, Ms. Henderson and Dr. Roberts. Ms. Henderson and Dr. Roberts began serving on our nominating and corporate governance committee in February 2019. Dr. Ross served on our nominating and corporate governance committee until his resignation in February 2019. Mr. Bolte currently chairs our nominating and corporate governance committee. Dr. Dyrberg chaired our nominating and corporate governance committee until February 2019.
Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to our board leadership structure;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending to our board corporate governance principles; and

•	overseeing a periodic evaluation of our board.
The nominating and corporate governance committee met four times during 2018 and took action by written consent once.
Research and Development Committee
In February 2019, our board established our research and development committee. Our research and development committee assists our board and management with reviewing and evaluating our research and development programs in light of our long-term strategic goals. The committee also helps us with identifying new and emerging trends in health care, pharmaceutical science, technology, manufacturing and regulation to assist our board and management with making well-informed choices in developing our research and development capabilities and using our research and development resources.
The members of our research and development committee are Dr. Roberts, Dr. Graves and Dr. Guyer. Dr. Roberts chairs our research and development committee. Our research and development committee held its first meeting in March 2019.
Compensation Committee Interlocks and Insider Participation
During 2018, the members of our compensation committee were Mr. Redlick, Dr. Dyrberg and Dr. Ross. Additionally, Dr. Graves has been a member of our compensation committee since her election to the board and the compensation committee in December 2018, and Dr. Roberts has been a member of our compensation committee since February 2019. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. None of the members of our compensation committee are, or have ever been, an officer or employee of our company.
Board Meetings and Attendance
Our board of directors met ten times during 2018 and took action by written consent five times. During 2018, each of our incumbent directors attended at least 75% of the aggregate number of board meetings and committee meetings held by all committees of the board on which he or she then served.
Our directors are expected to attend our annual meetings of stockholders. In 2018, all of our then-serving directors attended our annual meeting of stockholders.
Board Processes
Oversight of Risk
Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. One of the roles of our board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks, including cybersecurity; our compensation committee oversees risk management activities relating to our compensation policies and practices and management succession planning; and our nominating and corporate governance committee oversees risk management activities relating to board composition. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board discuss particular risks.
Director Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates may include requests to board members and others for recommendations, evaluation of the performance on our board and its committees of any existing directors being considered for nomination, consideration of biographical information and background material relating to potential candidates and, particularly in the case of potential candidates who are not then serving on our board, interviews of selected candidates by members of the committee and our board.
In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines described below under “Corporate Governance Guidelines.” Consistent with these criteria, our nominating and corporate governance committee expects every nominee to have the following attributes or characteristics, among others: integrity, honesty, adherence to high ethical standards, business acumen, good judgment and a commitment to understand our business and industry.
All of the director nominees for election at the 2019 annual meeting are current members of our board of directors. The biographies under “Board of Directors—Continuing Members of and Current Members who are Nominated for Election to Our Board of Directors” indicate the experience, qualifications, attributes and skills of each nominee that led our nominating and corporate governance committee and our board to conclude that he or she should serve as a director of our company. Our nominating and corporate governance committee and our board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and that our board of directors as a group possess the skill sets and specific experience desired of our board as a whole.
Our nominating and corporate governance committee considers the value of diversity when selecting nominees and believes that our board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. The committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.
Stockholders may recommend individuals for consideration as potential director candidates by submitting the individuals’ names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, to our Secretary at IVERIC bio, Inc., One Penn Plaza, 35th Floor, New York, New York 10119, Attention: Corporate Secretary. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our bylaws and must be received by us no later than the date referenced below in “Other Matters—Deadline for Submission of Stockholder Proposals for 2020 Annual Meeting of Stockholders.” Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Communications with Stockholders
Our management will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders may communicate with our management by writing to our Secretary at IVERIC bio, Inc., One Penn Plaza, 35th Floor, New York, New York 10119, Attention: Corporate Secretary, or by calling (212) 845-8200. Additional information about contacting us is available on the Investor Relations section of our website, which is located at https://investors.ivericbio.com.
In addition, stockholders who wish to communicate with our entire board may do so by writing to Mr. David E. Redlick, Independent Lead Director, IVERIC bio, Inc., One Penn Plaza, 35th Floor, New York, New York 10119. Communications will be forwarded to other directors if they relate to substantive matters that our independent lead director, in consultation with our general counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.
Director Compensation Processes
Our director compensation program is administered by our board of directors with the assistance of the compensation committee and our independent compensation consultant. The compensation committee conducts an annual review of director compensation and makes recommendations to the board with respect thereto. As part of the process for reviewing our director compensation, our independent compensation consultant provides, and our compensation committee considers, market data for director compensation programs at peer companies in the group selected.
Our board recently adopted, and is recommending for stockholder approval at the 2019 annual meeting, our Non-Employee Director Compensation Policy. For more information about this policy and the proposal for our stockholders to approve this policy, see the section entitled, “Proposal 2: To Approve the Non-Employee Director Compensation Policy.”
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. The guidelines provide that:

•	our board’s principal responsibility is to oversee our management;

•	a majority of the members of our board must be independent directors;

•	the independent directors meet in executive session at least twice a year;

•	directors have full and free access to management and, as necessary, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	our board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.
A copy of the corporate governance guidelines is posted under the heading “Corporate Governance” on the Investor Relations section of our website, which is located at https://investors.ivericbio.com.
Board Policies
Related Person Transactions
Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.
In addition to the compensation arrangements with directors and executive officers described elsewhere in this proxy statement, since January 1, 2017, we have been party to the following arrangement with our executive officers, directors or affiliates of our executive officers and directors, and with holders of more than 5% of our voting securities or their affiliates at the time the transaction was entered into. We believe that the transaction described below was made on terms no less favorable to us than could have been obtained from unaffiliated third parties:
Prior Royalty Financing
In May 2013, we entered into our prior royalty purchase and sale agreement, or the royalty agreement, with Novo Holdings A/S (formerly Novo A/S), a 5% stockholder at the time and an entity of which our director Dr. Dyrberg is an employee, pursuant to which we received financing in three tranches in an aggregate amount of $125 million in return for the sale to Novo Holdings A/S of aggregate royalties at a mid single-digit percentage of worldwide sales of our prior product candidate Fovista® (pegpleranib) and certain related products. The three tranches of financing closed in May 2013, January 2014 and November 2014. We did not receive any payments from or make any payments to Novo Holdings A/S under this arrangement during 2017 or 2018. On December 31, 2018, we terminated the royalty agreement, including our obligation to make royalty payments to Novo Holdings A/S thereunder, through a letter agreement that we entered into with Novo Holdings A/S. For more information about this letter agreement and the royalty agreement, please see our Annual Report on Form 10-K filed with the SEC on February 28, 2019.
Code of Business Conduct and Ethics
Our board of directors has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website, which is located at https://investors.ivericbio.com. In addition, to the extent applicable, we intend to post on our website, all disclosures that are required by law or the Nasdaq Marketplace Rules concerning any amendments to, or waivers from, any provision of our code of business conduct and ethics.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of April 1, 2019:

Name	Age	Position
Glenn P. Sblendorio	63	Chief executive officer and president
David R. Guyer, M.D.	59	Executive chairman
David F. Carroll	53	Senior vice president, chief financial officer and treasurer
Keith Westby	44	Senior vice president and chief operating officer

In addition to the biographical information for Mr. Sblendorio and Dr. Guyer, which are set forth above, under “Corporate Governance—Board of Directors—Continuing Members of and Current Members who are Nominated for Election to Our Board of Directors,” set forth below is certain biographical information about each of our other executive officers:
David F. Carroll has served as our senior vice president, chief financial officer and treasurer since April 2017. Mr. Carroll joined us in June 2016 and previously served as senior vice president, finance from June 2016 to April 2017. Prior to joining us, Mr. Carroll served in several senior financial leadership roles at The Medicines Company from May 2008 to June 2016, including vice president, controller from October 2008 to December 2015 and senior vice president, chief accounting officer from January 2016 to June 2016. Earlier in his career, Mr. Carroll served in various financial management positions of increasing responsibility for Genentech, Inc., a member of the Roche Group, Novartis AG, and Bristol-Myers Squibb Company. Mr. Carroll is a certified public accountant and received a B.A. in economics from Ursinus College and an M.B.A. from Rutgers University.
Keith Westby has served as our senior vice president, chief operating officer since January 2017. Mr. Westby joined us in 2007 and previously served as senior vice president of development operations from October 2014 to January 2017, as vice president, program management and business operations from December 2012 to September 2014 and senior director, project management from August 2007 to December 2012. Prior to joining us, Mr. Westby served as director, project and alliance management at Pharmasset, Inc., a pharmaceutical company, from December 2005 to August 2007. He also served in positions of increasing responsibility at Eyetech Pharmaceuticals, Inc. from January 2002 to December 2005, including director, alliance & project management. Earlier in his career, Mr. Westby worked at Tunnell Consulting as a senior consultant. Mr. Westby received a B.S. in physics from the State University of New York, College at Geneseo, an M.S. in engineering management from Drexel University and an M.B.A. from Columbia Business School.
Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, describes the philosophy, objectives, process, and structure of our fiscal year 2018 executive compensation program. It also discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers and the most important factors relevant to an analysis of these policies and decisions. In addition, this CD&A section outlines the re‑evaluation of our compensation and governance programs that our compensation committee and board of directors undertook beginning in 2017 and 2018 and the outreach that we made to our stockholders and proxy advisory firms during that time period. For a detailed description of our business and the changes that occurred during 2018, please see our periodic filings made with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed on February 28, 2019. This CD&A is intended to be read in conjunction with the tables that immediately follow this section and the accompanying narrative disclosure, which provide further historical compensation information for our 2018 named executive officers, or NEOs, as identified below:

Name	Position
Glenn P. Sblendorio	Chief executive officer and president
David R. Guyer	Executive chairman
David F. Carroll	Senior vice president, chief financial officer and treasurer
Keith Westby	Senior vice president and chief operating officer
Barbara A. Wood (1)	Former senior vice president, general counsel and secretary

(1)
We entered into a separation agreement with Ms. Wood on January 5, 2018 pursuant to which we and Ms. Wood mutually agreed that her employment with us would terminate during the first quarter of 2018. Following our entry into the separation agreement, our compensation committee and board of directors did not make any further determinations regarding Ms. Wood’s compensation for 2018. For this reason, we have not included any additional information regarding Ms. Wood’s compensation in this CD&A. For a description of the severance benefits Ms. Wood received upon the termination of her employment with us on February 23, 2018, please see “Summary Compensation Table”, which follows this CD&A.

Executive Summary

We are a science-driven biopharmaceutical company specializing in the development of novel therapies to treat ophthalmic diseases, with a focus on age-related and orphan retinal diseases. We currently have ongoing research and development programs for both therapeutics and gene therapy product candidates and technologies.

Following a significant clinical trial setback at the end of 2016, we have been pursuing a strategy to rebuild shareholder value by diversifying our research and development pipeline and using our retina expertise and development experience to advance our programs. During 2018, we made significant progress toward our business goals, including the following, which impacted executive compensation:

•
completed enrollment and obtained data from our Phase 2a clinical trial of our C5 complement inhibitor, Zimura® (avacincaptad pegol), in combination with Lucentis® (ranibizumab) for the treatment of wet age-related macular degeneration, or AMD. The results of this trial did not replicate the results we observed in our prior Phase 1/2a trial of Zimura in combination with Lucentis in this indication and therefore we are not pursuing further development of Zimura in wet AMD at this time;

•	completed enrollment for our ongoing Phase 2b clinical trial of Zimura for the treatment of geographic atrophy secondary to dry AMD;

•	continued enrollment in our ongoing Phase 2b clinical trial of Zimura for the treatment of autosomal recessive Stargardt disease, an orphan inherited retinal disease;

•	initiated several gene therapy sponsored research programs with the University of Massachusetts Medical School, or UMMS;

•
in-licensed our gene therapy product candidate for the treatment of rhodopsin-mediated autosomal dominant retinitis pigmentosa, or RHO-adRP, which is an orphan inherited retinal disease, from the University of Pennsylvania, or Penn, and the University of Florida Research Foundation, or UFRF;

•
acquired our program of High temperature requirement A serine peptidase 1 protein, or HtrA1, inhibitors through our acquisition of Inception 4, Inc., or Inception 4, which included an infusion of approximately $6.1 million in cash;

•
entered into an exclusive option agreement with Penn and UFRF to obtain an exclusive license for gene therapy product candidates for bestrophinopathies, which are a category of orphan inherited retinal diseases;

•	ended 2018 with $131.2 million in cash and cash equivalents; and

•	undertook several initiatives to continue to develop our company’s culture and retain and develop key talent.

We believe that as a result of our strategy, we will have multiple potential opportunities to bring ophthalmic therapies to market.
In addition to executing on the business side, during 2017 and 2018, our compensation committee and board of directors took several actions to strengthen our governance and compensation programs for the future of our company. These actions included several changes to the design of our compensation programs and the governance of our board of directors, as well as a sustained effort to reach out to stockholders and solicit feedback on our compensation and governance programs. Our compensation committee and board of directors also took steps with the goal of retaining Mr. Sblendorio and Dr. Guyer so that the company would continue to have the benefit of these well-qualified and experienced industry executives while we work to rebuild the company. While challenging, our strategic, governance and compensation decisions have all been made through what we believe has been an objective, thoughtful process, and with the ultimate goal of rebuilding and maximizing stockholder value over the long-term.

Program Highlights
We believe our compensation and governance programs incorporate market best practices where appropriate for our company, based on the current stage of our business. The following chart provides a summary of some of the practices we use to align our programs with our stockholders’ interests, as well as several potentially problematic practices we avoid:

What We Do	• Pay-for-performance philosophy and culture - significant portion of NEO compensation is “at risk” based on company performance
• Performance-based stock option awards for our chief executive officer and executive chairman
• Extensive stockholder outreach and advisory firm engagement with thoughtful consideration of feedback received
• Provide comprehensive and transparent compensation disclosure to our stockholders; include robust CD&A disclosure despite our “smaller reporting company” status and being eligible to omit this disclosure from our proxy statement

• Objective performance criteria for short-term cash incentive program set at the beginning of each year based on key strategic, operational, financial and other company goals for the coming year
• Rigorous stock ownership requirements for all NEOs and non-employee directors
• Comprehensive clawback policy applicable to both cash and equity incentive compensation
• Responsible use of shares under our long-term incentive program
• Regularly consult with an independent advisor on compensation levels and practices
• Assess risks when establishing our compensation policies and practices
What We Don’t Do	X No immediate vesting (“single‑trigger”) of stock options or restricted stock units for change of control or other similar events
X No hedging or pledging of company stock permitted other than pledges in certain limited, pre-approved circumstances
X No excise tax gross-up provisions in employment contracts
X No above-market executive severance packages
X No backdating or repricing of stock option awards
X No supplemental executive retirement plans
X No highly leveraged incentive plans that encourage excessive risk taking
X No excessive perquisites

2018 Timeline of Key Events

The timeline below describes the key actions we took during 2018 to strengthen our compensation and governance programs and to engage with stockholders and proxy advisory firms:

Date	Key Takeaways
Early 2018
•    Building on program changes made during 2017, we continued to improve our compensation and governance programs during early 2018.
•    Included an individual performance element in short-term cash incentive program for NEOs other than our chief executive officer and executive chairman
-    We implemented new weightings for our short-term cash incentive program to provide increased weighting towards individual performance in determining annual payouts for our NEOs, other than our chief executive officer and executive chairman. As our chief executive officer and executive chairman are ultimately responsible for our company’s performance against our corporate goals, we do not include a separate individual performance weighting in determining their short-term cash incentive awards.
•    Decreased Dr. Guyer’s salary
-    Based on an assessment of market practices for similar roles, our compensation committee determined in April 2017 that it would modify Dr. Guyer’s compensation package in connection with his new role as executive chairman. We agreed with Dr. Guyer that starting in 2018, his base salary would be reduced from $625,200 to $525,000 and his short-term cash incentive target opportunity would be reduced from 65% to 50% of his annual salary.

Spring 2018
•    In April 2018, we filed our proxy statement for our 2018 annual meeting which included a comprehensive CD&A section detailing the actions we took during 2017 and early 2018 to rebuild our company and strengthen our compensation and governance programs.
•    Proxy advisory firms issue reports prior to 2018 annual meeting
-    Glass Lewis, a prominent proxy advisory firm, issued a report recommending that our stockholders vote FOR all of the proposals presented in our proxy statement, including our say-on-pay proposal.
-    Institutional Shareholder Services, or ISS, also a prominent proxy advisory firm, issued a report recommending that our stockholders vote AGAINST our say-on-pay proposal and FOR all of the other proposals presented in our proxy statement. In its report, ISS cited in particular two pay practices it views as problematic as the reason for recommending against our say-on-pay proposal, both of which related to Dr. Guyer’s employment letter agreement. The provisions ISS cited as problematic were:
○    the historical excise tax gross-up provision dating from Dr. Guyer’s initial employment letter agreement with us when he agreed to leave his full time position as a venture capital investor and become our chief executive officer in advance of our initial public offering. Following the issuance of ISS’s report, we quickly agreed with Dr. Guyer to amend his employment letter agreement to remove the historical excise tax gross-up provision; and

Date	Key Takeaways
Spring 2018 (cont.)
○    the severance benefit provision which was amended in connection with Dr. Guyer’s transition from chief executive officer to executive chairman in 2017 and would have permitted Dr. Guyer to receive his severance benefit had he been terminated by us without “cause” or left his employment with us for any reason. The day immediately following our 2018 annual meeting, we entered into a letter agreement with Dr. Guyer to amend the severance arrangements in his employment letter agreement. The letter agreement provides that Dr. Guyer now will only be entitled to his severance benefits if he is terminated by us without “cause” or if he terminates his employment for “good reason” (as such terms are defined in his letter agreement) and not for any reason.
•    Pro-active stockholder outreach prior to 2018 annual meeting
-    We conducted a pro-active stockholder outreach campaign, contacting 50 top shareholders (representing ~50% of shares outstanding) prior to our annual meeting to offer an opportunity to discuss our executive compensation program with the chair of our compensation committee, who is also our independent lead director. No stockholders requested meetings to discuss our programs, and we did not receive any stockholder feedback reflecting concerns about our programs during this time.
•    Say-on-pay proposal receives ~23% support at the 2018 annual meeting
-    As described above, in response to the say-on-pay vote, we immediately agreed with Dr. Guyer to amend the severance provision in his employment letter.

Fall 2018
•    Stockholder and proxy advisory firm outreach and engagement
-    Our compensation committee and board of directors wanted to be responsive to the results of our 2018 say-on-pay proposal. Following our 2018 annual meeting, we continued our efforts begun in 2017 to engage in dialogue with our stockholders regarding our compensation and governance programs. In the Fall of 2018, we reached out to our top 50 stockholders (representing ~50% of shares outstanding) requesting meetings to discuss our compensation and governance programs. We received requests for meetings from two stockholders. The feedback we received from these stockholders has been beneficial as we continually re-evaluate our pay practices and compensation and governance programs, as well as our overall business strategy. We strive to ensure that we are offering compensation that is fair for all of our stakeholders and participants, including management and our stockholders. The feedback we received was primarily focused on general questions about our business and strategy; a request to include more information around corporate goal achievement in our 2019 proxy statement and a request to consider other corporate governance items.
-    We also engaged with both ISS and Glass Lewis to hold similar discussions, highlight changes made in the past year, review the stockholder feedback received and receive any additional feedback from these firms.
-    The table that follows this timeline details the feedback we received from these meetings with our stockholders and the proxy advisory firms, as well as our responses. We believe we have addressed each of the issues raised during these meetings.

2018 Stockholder and Advisory Firm Feedback and Our Responses

The following table summarizes what we heard from stockholders and the advisory firms during our Fall 2018 outreach campaign, and how we have responded:

What We Heard	Our Response
Requested that we disclose in our 2019 proxy statement changes made to Dr. Guyer’s employment letter agreement to address perceived problematic pay practices.	This CD&A includes a description of the changes we made to Dr. Guyer’s employment letter agreement to address the problematic pay practices identified by ISS.
Requested that we describe in our 2019 proxy statement our efforts to reach out to and engage with stockholders on our compensation and governance programs.
This CD&A includes a description of the extensive efforts we have undertaken to reach out to and engage with stockholders regarding our compensation and governance programs since the beginning of 2017.

Concern over the potential discretion applied in assessing achievement of our corporate goals and in determining award amounts under our short-term cash incentive program.
This CD&A includes a thorough explanation of the rationale for how our compensation committee assessed our performance against our 2018 corporate goals and how the amount of each NEO’s 2018 short-term cash incentive award was determined.

Requested that we include a performance element in our long-term equity incentive program.
The annual stock option grants we made to Mr. Sblendorio and Dr. Guyer at the end of 2018 include performance-based vesting provisions that require a minimum 25% increase in stock price over the option exercise price as a condition to the grants vesting.

Requested confirmation that we would not reduce the amount or level of disclosure in our CD&A given that we are now a “smaller reporting company” under the SEC’s rules and therefore are eligible to take advantage of reduced disclosure requirements.

We confirmed that we do not plan to reduce the amount or level of disclosure in our CD&A. To the contrary, we strive to continue to improve our disclosure and to provide additional detail where we believe it is useful to increase understanding regarding our compensation and governance programs.

Requested confirmation that we did not have plans to provide retention bonuses in 2019.	We confirmed that we have no plans to provide retention bonuses in 2019.
Requested further information about how we create our peer group for evaluating our compensation programs.	We explained the process we undertake each year to create our peer group. This CD&A describes this process and our peer group selection criteria in detail.
Requested that we review certain corporate governance provisions in our certificate of incorporation and bylaws.
Our nominating and corporate governance committee reviewed several corporate governance provisions, including those identified, as well as peer group and comparable company data. Based on this review we believe that our corporate governance is in line with our peer group and comparable companies. Our nominating and corporate governance committee concluded that no changes are warranted at this time. The committee will continue to evaluate these provisions annually to ensure we continue to act in the best interest of our stockholders.

Received positive feedback for the extensive stockholder outreach during 2017 and 2018 and the thoroughness of our 2018 proxy statement disclosures.	We intend to continue to follow this process in 2019 and beyond.
Commended us for our responsiveness and speed in removing problematic provisions from Dr. Guyer’s employment letter agreement following the say-on-pay vote at our 2018 annual meeting.
We want to be responsive to feedback received from stockholders. In addition, we plan continue to listen to and evaluate feedback we receive from the proxy advisory firms regarding our compensation and governance programs.

2017 Timeline of Key Events
Because many of the actions we took during 2018 built on, or were in response to, actions we took in 2017, for additional context we have provided in the table below a summary of the key actions we took during 2017 to improve our compensation and governance programs and to engage with stockholders and proxy advisory firms:

Date	Key Takeaways
Spring 2017
•    Compensation and governance changes adopted
-    Before making compensation decisions at the beginning of 2017, we adopted a new peer group to reflect our dramatically lower market capitalization following the clinical trial set back at the end of 2016.
-    We ended our practice of benchmarking compensation levels for NEOs above the median levels for our peer group.
-    We did not award any merit increases to base salaries for 2017 across the entire organization, notwithstanding our 100% achievement of our 2016 corporate goals and regardless of individual performance during 2016. In light of our restructuring efforts in 2017, we promoted Mr. Sblendorio, Mr. Westby and Mr. Carroll and they each received an increase to their base salaries in connection with their promotions.
-    We separated the roles of chairman of our board of directors and chief executive officer. We believe this change enhanced the independence of our board of directors. This change also provided an opportunity to retain Mr. Sblendorio in the role of chief executive officer, enabling him to lead the company in our day-to-day operations and in structuring, negotiating and executing our business development strategy, while also providing an opportunity to retain Dr. Guyer in the newly created role of executive chairman. Our board of directors believed and continues to believe that retaining Dr. Guyer is important due to his extensive background both as a business executive in the biopharmaceutical industry and his vast experience as a practicing retinal physician. In his role as executive chairman, Dr. Guyer has remained intimately involved in shaping our medical, clinical and business development strategies at a level that we believe is well beyond what would be typical for a board member that is not a company employee.
-    We appointed an independent lead director to further enhance the independence of our board of directors. For a description of our independent lead director’s responsibilities, please see “Corporate Governance-How Our Board Is Organized-Board Leadership Structure” appearing elsewhere in this proxy statement.
-    We adopted share ownership and share retention guidelines for our NEOs and members of our board of directors. For a description of these guidelines, please see “Additional Compensation Policies and Practices-Stock Ownership and Retention Guidelines” below in this CD&A.
-    We adopted a clawback policy for both cash and equity incentive compensation if an executive’s actions lead to a restatement of our financial statements in the future. For a description of these guidelines, please see “Additional Compensation Policies and Practices-Clawback Policy” below in this CD&A.
•    Pre-annual meeting outreach to stockholders
-    In the lead-up to our 2017 annual meeting, we reached out to our top 26 stockholders (representing ~45% of our shares outstanding) to offer to review our executive compensation program, answer any questions, and provide further information as needed. Several significant stockholders requested meetings and appreciated the dialogue with us, indicating their support for our say-on-pay proposal and the direction of our compensation program.
•    Say-on-pay proposal received ~64% support at 2017 annual meeting

Date	Key Takeaways
Spring 2018
•    Stockholder and advisory firm outreach and engagement
-    Although the outcome of the 2017 say-on-pay vote showed support from a substantial majority of stockholders voting on the proposal and many of our key stockholders at the time voted in favor, we believed we could continue to improve on the outcome of this vote. Following the 2017 annual meeting, we reached out to top stockholders (representing ~50% of shares outstanding) to continue to engage on our 2017 compensation and governance program changes. No stockholders requested meetings to discuss our programs, and we did not receive any stockholder feedback reflecting concerns about our programs during this time. Furthermore, we engaged with ISS and Glass Lewis to hold similar discussions, highlight changes made in the past year, and to review the stockholder feedback received. We received helpful feedback from both firms and documented the changes we made as a result in the proxy statement for our 2018 annual meeting.

Compensation Philosophy and Objectives

The primary objectives of our executive compensation program, as determined by our compensation committee, are to:

•	attract, retain and motivate experienced and talented executives;

•	align the interests of our executives with our stockholders by rewarding performance that leads to the creation of stockholder value;

•	promote the achievement of key strategic, development and operational performance measures by linking compensation to the achievement of measurable corporate goals; and

•	provide an opportunity for executives to realize value over the long-term based on company performance and appreciation in our stock price.

To achieve these objectives, the compensation committee evaluates our executive compensation program and seeks to set compensation at levels that are appropriate based on each executive’s level of experience, performance, growth potential and job responsibility and that the compensation committee believes are competitive with other companies in our industry that compete with us for executive talent. In addition, our executive compensation program reinforces a pay‑for‑performance culture by tying a significant portion of each executive’s overall compensation to the achievement of key corporate and individual goals and the value of our stock.
Components of Our Executive Compensation Program
The primary elements of our executive compensation program are:

•	base salary;

•	short-term cash incentive awards; and

•	long-term equity incentive awards.

Our approach with respect to each of these elements is described below. Our objective in allocating between short‑term compensation, including base salary and short-term cash incentive awards, on the one hand, and long‑term equity incentive awards, on the other hand, is:

•	to ensure adequate currently‑paid base compensation to attract and retain talent;

•	to provide rewards for meeting near-term business goals; and

•	to provide incentives to align the interests of our management with those of our stockholders by incentivizing our executives to take steps to maximize our long‑term value.

We also provide our NEOs with broad‑based health and welfare benefits, a 401(k) retirement plan and severance and change in control benefits, each of which are described in greater detail below under “Additional Compensation Policies and Practices.”
Base Salary
We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. Base salaries for our NEOs typically are established through arm’s length negotiation at the time the executive is hired or promoted, taking into account the position for which the executive is being considered and the executive’s qualifications and prior experience. Each NEO’s base salary has been approved by our compensation committee and is generally set out in a written employment agreement with each NEO. None of our NEOs is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. Our compensation committee, however, with input from our chief executive officer, reviews and evaluates on an annual basis whether any increases to the base salaries of our NEOs other than our chief executive officer and our executive chairman should be made based on changes or expected changes in the scope of an NEO’s responsibilities. Our compensation committee, without any input from our chief executive officer or executive chairman, also reviews and evaluates on an annual basis whether any increases to the base salaries of our chief executive officer and executive chairman should be made based on the overall performance of our company in that year.
In evaluating our NEOs’ base salaries, our compensation committee also considers promotions, the individual contributions made by, and performance of, the executive during the prior year, the executive’s performance over a period of years, overall labor market conditions, the relative ease or difficulty of replacing the executive with a well‑qualified person, our overall growth and development as a company, general salary trends in our industry and among our peer group and where the executive’s salary falls in the salary range presented by that data, as well as any additional input from our compensation consultant. We do not provide for any formulaic base salary increases for our NEOs.
Short-term Cash Incentive Program
Awards made under our short-term cash incentive program emphasize pay‑for‑performance and reward our NEOs for the achievement of specified annual corporate goals, as well as individual goals for NEOs other than our chief executive officer and executive chairman. For NEOs other than our chief executive officer and executive chairman, short-term cash incentive awards are weighted 70% based on achievement against our corporate goals and 30% based on achievement of individual goals.
Our annual corporate goals have typically focused on the achievement of specified clinical, regulatory, operational, financial and cultural milestones, with a focus on the advancement of our product candidates in clinical development, the pursuit of various internal and external initiatives, including in relation to business development, and provision of adequate funding for our research and development programs. Each year, senior management proposes a set of corporate goals for the coming year. The compensation committee reviews and discusses the proposed goals, making modifications where it deems appropriate. Following the compensation committee’s review, our full board of directors reviews and discusses the goals, making any further modifications it deems appropriate prior to finalization. The corporate goals are designed to require significant effort and operational success on the part of our executives and employees, but also to be achievable with hard work and dedication.
Once our corporate goals are finalized, each NEO proposes his or her own individual goals. Our chief executive officer reviews proposed individual goals for NEOs, other than himself and our executive chairman, and approves these goals with such modifications as he deems appropriate. Individual goals for all of our NEOs are then shared with the compensation committee, who provide additional input where appropriate prior to finalization.
The target amount for short-term cash incentive awards for each NEO, which is usually expressed as a percentage of each NEO’s base salary, is established through arm’s length negotiation at the time the executive is hired or promoted, or, in the case of our executive chairman, at the time his role was created. The target percentages, which have been approved by our compensation committee and are generally set out in written employment letter agreements with each NEO, were derived from peer group data that the compensation committee then interpreted to match the level of qualification and experience of the NEO as well as based on internal comparisons. Our compensation committee may in the future approve increases to an NEO’s target percentage for short-term cash incentive awards as part of the annual compensation review process or as it otherwise deems appropriate from time to time.
Equity Incentive Awards
Our equity award program is the primary vehicle for offering long‑term incentive compensation to our executives. We believe that equity awards provide our executives with a strong link to our long‑term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity awards with a time‑based or performance‑based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the applicable vesting or performance period.
To date, we have used equity awards both to compensate our executive officers in the form of new hire grants in connection with the commencement of employment, as well as to provide additional, ongoing long‑term incentives to our executive officers as our business has developed. In the future, we generally plan to continue to grant equity awards on an annual basis to our executive officers.
We determine whether to grant a new hire equity award in connection with the commencement of an executive's employment on a case-by-case basis under the specific hiring circumstances. The size of each new hire award is established through arm's length negotiation at the time the executive is hired, taking into account the position for which the executive is being considered and the executive's qualifications, prior experience and equity holdings at prior companies, as well as external factors such as market demand.
At the end of each year as part of our compensation review process, our chief executive officer considers industry and peer company market data developed by our compensation consultant for annual equity awards for our NEOs, other than himself and our executive chairman. This data includes information regarding comparative stock ownership of, and equity awards received by, executives at companies in our peer group and in our industry. Taking into account each NEO’s individual performance, our chief executive officer then makes a recommendation to our compensation committee regarding equity awards for NEOs other than himself and our executive chairman. In determining awards for each of our NEOs, including our chief executive officer and executive chairman, our compensation committee considers each executive’s individual performance, the amount of equity previously awarded to such executive and the expected value to be realized upon the future vesting of such awards, as well as our overall corporate performance and the potential for enhancing the creation of value for our stockholders. In determining the form of equity awards, our compensation committee considers the retentive value of the awards, and in particular the relative value of stock options as compared to restricted stock units, as well as the number of shares we have available under our stock incentive plan.
Typically, the stock options and restricted stock units we have granted to our executive officers vest over a period of four years. Vesting ceases upon termination of employment, and exercise rights for options cease shortly after termination of employment. Prior to the exercise of a stock option or settlement of a restricted stock unit, the holder has no rights as a stockholder with respect to the shares subject to such option or restricted stock unit, including voting rights or the right to receive dividends or dividend equivalents. We have historically granted stock options with exercise prices that are set at no less than the fair market value of shares of our common stock on the date of grant as determined by reference to the closing market price of our common stock on such date.
Measures Demonstrating Pay-for-Performance Philosophy
Our compensation committee utilizes the three compensation elements described above to create pay packages that appropriately balance short- and long-term incentives while aligning the interests of our NEOs with those of stockholders.

Percent of pay “at risk”

Consistent with our pay‑for‑performance philosophy, the compensation committee believes an appropriate NEO pay package consists of a sizeable portion of variable, at-risk pay. We consider pay to be “at risk” if it is subject to performance‑based payment conditions, including achievement of corporate or individual goals, or time-based vesting conditions, or has a value dependent upon our share price. Specifically, when compensation was set at the end of 2017 for 2018, 66% of the target total direct compensation (defined as base salary, plus target short-term cash incentive opportunity, plus the grant date fair value of long-term equity incentive awards) for Mr. Sblendorio, our chief executive officer, was “at risk,” and 58% of the target total direct compensation of our other continuing NEOs, on average, was at risk.

The following charts illustrate for both our chief executive officer and our other continuing NEOs as a group, the percentage of overall target compensation for 2018 represented by:

•
each component of compensation, including 2018 base salary, 2018 short-term cash incentive opportunity and the long-term equity awards granted in December 2017 as incentive compensation for 2018 and beyond;

•	long-term and short-term compensation; and

•	“at risk” pay.

** STI - short-term cash incentive opportunity.

“Realizable pay” compared to reported pay
An additional metric that we believe demonstrates our pay-for-performance alignment is to review the actual pay received and that is “realizable” by our executives, as compared to the value of compensation awarded as reported in our Summary Compensation Table, or SCT, which immediately follows this CD&A. Because a significant amount of our executive compensation includes long-term equity incentive awards, the amount of compensation that an executive can “realize” based on prior awards fluctuates substantially over time based on our stock price. The accompanying chart illustrates the amount of compensation that our prior chief executive officer, Dr. Guyer, and our current chief executive officer, Mr. Sblendorio, have actually received or have the potential to realize in their capacity as chief executive officer calculated at the end of 2018, in contrast to the three year aggregate total direct compensation amount reflected under the reporting requirements for the SCT. As Dr. Guyer transitioned from chief executive officer to executive chairman in mid-2017 and Mr. Sblendorio assumed the role of chief executive officer at such time, we have created a composite calculation, factoring in the compensation we awarded to Dr. Guyer for full-year 2016 and the first half of 2017 and the compensation we awarded to Mr. Sblendorio for the second half of 2017 and full-year 2018.
The value of equity awards included in the SCT is based on the grant date fair value of such awards, which is highly dependent on the price of our common stock at the time of grant. Equity awards made to our chief executive officer prior to our clinical trial setback at the end of 2016 were therefore valued highly, in relative terms, at the time of grant for purposes of the SCT. The clinical trial setback and related drop in our stock price, however, led to actual and “realizable” compensation for our chief executive officers that is far lower than the amounts shown in the SCT. We believe the chart provides a useful supplemental perspective to assist our stockholders in understanding our executive compensation program, as it demonstrates how the value of compensation that is actually received or realizable by our executives is tied to the performance of the company.

In the above chart:

•
SCT compensation consists of the aggregate three-year pay for Dr. Guyer (full-year 2016 and first half of 2017), and Mr. Sblendorio (second half of 2017 and full-year 2018). SCT pay consists of: (i) actual base salary; (ii) the value of the retention award (consisting of a mix of cash and restricted stock units) granted to Dr. Guyer on the grant date in January 2017, based on the expected cash value and grant date fair value of the restricted stock units, calculated as required for the SCT; (iii) actual short-term cash incentive awards earned; and (iv) the fair value of all long‑term incentive awards on the date of grant, calculated as required for the SCT.

•
Realizable pay as of FYE consists of (i) actual base salary; (ii) the value of the 2017 retention award realized by Dr. Guyer based on the cash value and the value of the shares issued upon vesting of the restricted stock units in June 2017 and December 2017; (iii) actual short-term cash incentive awards earned; and (iv) the value of long‑term incentive awards on the vesting date (if vested) or on December 31, 2018 (if unvested), which was the last trading day of 2018.

Compensation Determination Process
Role of the Compensation Committee and Our Chief Executive Officer
Our compensation committee oversees our executive compensation program. The committee currently consists of four members of our board of directors: Mr. Redlick, the committee’s chair, Dr. Dyrberg, Dr. Graves and Dr. Roberts. As his tenure as a member of our board of directors ends at the 2019 annual meeting, Dr. Dyrberg will no longer serve on our compensation committee following the 2019 annual meeting, and we expect our compensation committee will have three members thereafter, as it generally has since our initial public offering in 2013.
Each member of our compensation committee has extensive experience in our industry and is an “independent” director under applicable Nasdaq and SEC rules and an “outside director” under Internal Revenue Service rules. Our compensation committee uses its judgment and experience when determining the amount and appropriate mix of compensation for each of our executive officers. Pursuant to the authority granted to our compensation committee under its charter, our compensation committee approves the grant of individual equity awards to our executive officers.
The compensation committee periodically evaluates the need for revisions to our executive compensation program to ensure our programs are appropriate given the stage and status of our business and are competitive with the companies with which we compete for executive talent. As a result of these periodic reevaluations, our compensation committee made changes to our compensation in 2017 and again in 2018. The key elements of these changes are described above under the “Executive Summary-Recent Compensation Actions and Highlights” heading of this CD&A.

Our chief executive officer typically provides input and recommendations to our compensation committee on salary adjustments, individual performance ratings including performance against individual goals, eligibility to participate in our short‑term cash incentive program and appropriate equity incentive compensation levels for executive officers other than himself or the executive chairman. Our chief executive officer supports his recommendations by taking into account each executive’s performance in the past year, including the executive’s individual contributions towards achieving our corporate goals. Our chief executive officer also supports his recommendations regarding NEO compensation by considering market data that is provided to us by Radford, a division of Aon Hewitt. Radford is an industry leader in providing talent and compensation consulting services to technology and life sciences companies.
Annual Compensation Review Process
Each year we evaluate each NEO’s performance for the completed year and assign an individual performance rating. Our chief executive officer, with respect to each executive other than himself and our executive chairman, prepares a subjective, written evaluation based on his assessment of the executive’s performance. The evaluation includes an assessment of each NEO’s performance against his or her pre-defined individual goals. This process leads to an overall individual performance rating and a recommendation by our chief executive officer to the compensation committee with respect to each NEO, other than himself and our executive chairman, as to:

•	the level of performance and contributions made by our NEOs, including performance against individual goals and eligibility to participate in our short-term cash incentive program;

•	the need for salary increases; and

•	whether or not equity awards should be made and the recommended amounts.

Our chief executive officer also provides a recommendation to the compensation committee regarding the company’s performance against our annual corporate goals, following which, our compensation committee makes its own determination of the company’s performance against our annual corporate goals. Our compensation committee may exercise discretion to reduce the payout of short-term cash incentive awards based on an evaluation of our overall performance, irrespective of corporate goal achievement. Our compensation committee and board of directors exercised discretion in this manner in determining award amounts under our short-term cash incentive program at the beginning of 2017 based on our overall performance in 2016. Although we achieved 100% of our pre-specified corporate goals for 2016 and each NEO’s award at the time was based solely on our performance against these goals, our compensation committee and board of directors made short-term cash incentive awards for 2016 at 80% of each NEO’s target opportunity.

The recommendations of our chief executive officer for NEOs other than himself and our executive chairman are reviewed by the compensation committee and taken into account, together with the compensation committee’s determination of the company’s performance against our annual corporate goals, when making a final determination regarding the overall compensation packages for these NEOs. Our chief executive officer does not make any recommendations regarding his own compensation or compensation matters for our executive chairman. Rather, our compensation committee determines compensation for our chief executive officer and executive chairman based on the committee’s assessment of our performance and other relevant factors it deems relevant. In making its determinations, the compensation committee meets with Radford, in executive session, without any members of management present. Neither Mr. Sblendorio nor Dr. Guyer have any control over setting the amount or mix of their respective compensation packages and are not present when either the compensation committee or the full board discusses their compensation.
Use of Compensation Consultants
Our compensation committee considers executive compensation data from U.S. companies in the biotechnology and pharmaceutical industries to help guide its executive compensation decisions for NEOs at the time the NEO is hired and thereafter for annual compensation reviews or as otherwise needed. Our compensation committee retains the services of Radford to provide this data and to advise the committee generally on our compensation and governance programs. Although the compensation committee considers the advice and recommendations from Radford when reviewing executive compensation, the compensation committee ultimately makes its own independent decisions about these matters.
None of the compensation committee members and none of our executive officers or directors have any personal relationship with Radford. In addition to the compensation consulting services provided by Radford to the compensation committee, we participate in and pay for the Radford Global Life Sciences Survey and we receive from Radford the results from such survey. With the approval of the compensation committee chair, Radford also provides consulting services to management regarding our non‑executive compensation programs to ensure policy alignment between our executives and non‑executive employees given the importance of teamwork across all aspects of the organization to reach our business goals.
The compensation committee reviewed its relationship with Radford during 2018, and determined that Radford’s work for the compensation committee did not raise any conflicts of interest. Radford’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Act, the SEC and Nasdaq.
Use of Peer Groups
Our compensation committee uses peer groups to gather data to compare with our existing executive compensation practices and to guide future compensation decisions. The compensation committee considers peer group and other industry compensation data, including survey data, as well as the recommendations of our compensation consultant when making decisions related to executive compensation, giving consideration to the competitiveness of our compensation program, internal perceptions of equity and individual circumstances. As such, the committee utilizes the peer group as one of several reference points, and therefore does not aim to benchmark our executive pay levels to any particular percentile of the peer group.
Working with Radford, we review and adjust our peer group in September of each year for upcoming end-of-year pay decisions, which are typically made in December of each year.
2019 Peer Group
In September 2018, the compensation committee sought to identify companies that fit the following criteria:

•	biotechnology or pharmaceutical industry;

•	Phase 2 stage of clinical development;

•	market capitalization in the range of $30 million to $300 million; and

•	fewer than 120 employees.

Based on these criteria, the compensation committee retained eight companies from our 2018 peer group, and, after considering a number of companies meeting these criteria, identified eight additional companies for 2019. Of the eight companies from our 2018 peer group that were removed, seven were removed because of their market capitalizations, with five companies rising above the range and two falling below, and one was removed because it had been acquired. Although not a firm requirement, our compensation committee seeks to develop a peer group where our market capitalization is roughly in line with the median. As a result, several of the companies that the compensation committee added to our peer group for 2019 had market capitalizations below our market capitalization at the time of selection. Our market capitalization placed us slightly below the median market capitalization of the new peer group at the time our peer group was finalized.
Our 2019 peer group consisted of the following 16 companies:

Aevi Genomic Medicine, Inc.	Conatus Pharmaceuticals Inc.	Outlook Therapeutics, Inc. (formerly Oncobiologics, Inc.)
Aldeyra Therapeutics, Inc.	CTI BioPharma Corp.	Sesen Bio, Inc. (formerly Eleven Biotherapeutics, Inc.)
Asterias Biotherapeutics, Inc.	Gemphire Therapeutics Inc.	Sunesis Pharmaceuticals Inc.
Catabasis Pharmaceuticals Inc.	Immune Design Corporation	Tracon Pharmaceuticals, Inc.
Chimerix, Inc.	Merrimack Pharmaceuticals Inc.
Cidara Therapeutics, Inc.	NewLink Genetics Corporation

Risk Considerations in Our Compensation Program
Our compensation committee has reviewed and evaluated the philosophy and standards on which our compensation programs have been developed and implemented across our company, including the level of risk that our compensation programs pose. It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.
We believe that our current business process and planning cycle fosters the following behaviors and controls that mitigate the potential for excessive risks caused by the actions of our executives:

•
establishment of corporate goals for our short-term cash incentive program and individual goals for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;

•	the mix between fixed and variable, annual and long‑term and cash and equity compensation are designed to encourage strategies and actions that balance our short‑term and long‑term best interests;

•	equity awards generally vest over a period of time, which we believe encourages executives to take a long‑term view of our business; and

•	our ownership guidelines, which require NEOs to hold equity over a specified time-period and above a certain value, further align executive interests with the interests of our stockholders.
2018 NEO Compensation Determinations

In December 2018, our compensation committee completed its annual performance review for our NEOs and finalized its compensation determinations. This section describes the decisions our compensation committee made at the end of 2018 based on our 2018 performance.
2019 Base Salary Adjustments
Where warranted, companies in our industry typically grant merit salary increases on a yearly basis to account for individual performance during the prior year. We believe that our NEOs performed well during 2018. Given our current cash position and our need to focus cash resources on continued investment in our pipeline programs, however, our compensation committee elected to keep salary increases for 2019 to a minimum across the organization. Based on market data indicating that his salary was under market competitive levels, as well as his individual performance in 2018, our compensation committee awarded Mr. Westby an 8% increase to his base salary for 2019, bringing it to $386,100. Based on his 2018 performance, our compensation committee awarded Mr. Carroll a modest increase of 2% to his base salary for 2019, bringing it to $390,150. Mr. Sblendorio previously received an increase in base salary during 2017 in connection with his promotion to chief executive officer. Additionally, in 2017 we and Dr. Guyer agreed that his salary would decrease effective at the beginning of 2018 based on his new role as executive chairman. The compensation committee has not approved any changes to Mr. Sblendorio’s or Dr. Guyer’s base salaries since April 2017.

The 2019 annual base salaries of our NEOs, and percentage changes from 2018, are set forth in the following table:

Name	2018 Base Salary	% Increase	2019 Base Salary
Glenn P Sblendorio	$625,000	0%	$625,000
David R. Guyer	$525,000	0%	$525,000
David F. Carroll	$382,500	2%	$390,150
Keith Westby	$357,500	8%	$386,100

2018 Short-Term Cash Incentive Awards
Target Opportunities
During 2017, we established target short-term cash incentive opportunities for each of our NEOs based on a percentage of their base salaries. Mr. Sblendorio’s, Mr. Carroll’s and Mr. Westby’s targets were all established in connection with their promotions in 2017, while Dr. Guyer agreed in 2017 to a reduced percentage beginning in 2018 in connection with his transition from chief executive officer to executive chairman. We did not change the target percentages for any of our NEOs for 2018 beyond what we had agreed to with them in 2017. The target short-term cash incentive opportunities for our NEOs for 2018 were as follows:

Name	Target (as a % of base salary)
Glenn P Sblendorio	65%
David R. Guyer	50%
David F. Carroll	40%
Keith Westby	40%
The compensation committee has not approved any modifications to these target percentages for 2019.
2018 Corporate Goals
For 2018, our corporate goals focused heavily on our business development initiatives and execution of our Zimura clinical programs. The following chart includes a detailed description of each of our 2018 corporate goals, the overall weight assigned to each goal, a description of our performance against such goal, and the final rating that our compensation committee assigned to our performance against each goal:

2018 Corporate Goals	Weighting	Assessment	Final Rating
Corporate/Business Development - Identify, review and close a license and/or acquisition deal of one meaningful product, program or group of programs	40%	Over Achieved - RHO-adRP gene therapy license with Penn and UFRF - Inception 4 acquisition - Option for bestrophinopathy gene therapy license with Penn and UFRF - UMMS gene therapy sponsored research programs	40%
Zimura - Complete enrollment in wet AMD trial with topline data available by year-end (20%) - Complete enrollment of dry AMD trial (10%) and Stargardt trial (10%) by year-end	40%	Partially Achieved - Completed wet AMD trial and provided data during 2018 - Completed enrollment for dry AMD trial in October 2018 - Stargardt trial not fully enrolled at year-end	30%
Finance - Year-end cash balance to be at +/- 5% of 2018 budget target (5%) - Complete a financing to support portfolio development (10%)	15%	Over Achieved - Target year-end cash balance of $115 million - Actual year-end cash balance of $131.2 million - Inception 4 acquisition included $6.1 million cash infusion	15%
Culture/Human Resources - Create and implement an action plan on culture including completing a company engagement survey	5%	Achieved - Undertook several initiatives to continue to develop company culture and retain and develop key talent, including completion of a company engagement survey	5%
Totals	100%		90%

As detailed in the chart above, at the end of 2018, our compensation committee determined that we achieved our corporate goals at the 90% level even though we over achieved in two of the four categories. In addition, both Mr. Carroll and Mr. Westby performed exceptionally well in relation to their individual goals and our compensation committee therefore approved rating the individual component of their short-term cash incentive awards, weighted as 30% of the overall award amount, at above 100%. The table below sets forth the short-term cash incentive award amounts for 2018 for each NEO as approved by our compensation committee:

Name	Target (as a % of base salary)	Target Amount	Corporate Achievement	Individual Achievement	Overall Achievement	2018 Payout
Glenn P Sblendorio	65%	$406,250	90%	n/a	90%	$365,630
David R. Guyer	50%	$262,500	90%	n/a	90%	$236,250
David F. Carroll	40%	$153,000	90%	112% (1)	95%	$145,730
Keith Westby	40%	$143,000	90%	103% (2)	91%	$130,420

(1)
Mr. Carroll’s individual goal achievement rating of 112% was based upon: (i) exceeding year-end cash balance targets; (ii) successful filing of shelf registration statement and establishment of “at-the-market” facility; (iii) implementation of adaptive forecasting tool for tighter financial modeling; and (iv) completion of financial reporting requirements ahead of schedule.

(2)
Mr. Westby’s individual goal achievement rating of 103% was based upon: (i) meeting clinical recruitment goals; (ii) successfully refocusing clinical operations team on future gene therapy programs; and (iii) providing key clinical, manufacturing and operational diligence support for business development activities.

2018 Annual Equity Awards
We believe there are two general approaches for determining the size of equity awards:

•	a value-based approach, based on the value of the award at the time of grant; and

•	a percent of company approach, based on the size of the award relative to the number of shares a company has outstanding at the time of grant.

These approaches can also be mixed through a hybrid approach. During prior years, especially prior to 2017, we primarily used a hybrid approach to determine the size of awards. Beginning in 2017, however, we began shifting to a percent of company approach, which we believe is in line with market practices for companies with a smaller market capitalization. The percent of company approach helps to actively manage dilution, as award sizes are based on a percent of company rather than their value, and provides a degree of consistency in award amounts as award sizes are not affected by fluctuations in our stock price. In determining the size of annual awards, in addition to reviewing percent of company data from our peer group, our compensation committee also considered the retention value in the outstanding equity program based on the value of outstanding awards, as well as overall company and individual performance. Based on this analysis, our compensation committee decided to bring restricted stock units back into the long term equity incentive program for our executive officers. The use of restricted stock units, or a combination of stock options and restricted stock units, is a common practice to help companies conserve shares in their stock incentive plan, reducing dilution, and to aid retention in a competitive market for executive talent.
We believe that stockholders generally support having performance-based criteria as part of a company’s equity compensation program, and we have therefore added a performance element to the stock options we awarded to our chief executive officer and executive chairman in 2018. The compensation committee has chosen to adopt this best practice despite the use of performance-based equity awards being a minority practice for companies in our industry that are our size and stage of development. In addition to being subject to the traditional time-based vesting that we typically use for our other long-term equity awards and which is described in the immediately following paragraph, the performance stock options granted to our chief executive officer and executive chairman will not vest and become exercisable unless, for a period of twenty consecutive trading days, the average closing sale price of our common stock equals or exceeds 125% of the per share exercise price of the options. As with other stock options granted under our stock incentive plan, these stock options have a ten-year term. The performance criteria for these stock options may be satisfied at any time during the ten-year term of these options.

The stock option and restricted stock unit awards approved by our compensation committee for our NEOs in 2018 are detailed in the table below. The stock options granted to Mr. Carroll and Mr. Westby vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date. Subject to satisfaction of the performance condition described above, the stock options granted to Mr. Sblendorio and Dr. Guyer are also subject to the same time-based vesting. The stock options have an exercise price of $1.45 per share, the closing sale price of our common stock on The Nasdaq Global Select Market on December 12, 2018, which was the date of grant. The restricted stock unit awards vest with respect to 25% of the award on each of the first, second, third and fourth anniversaries of the December 12, 2018 grant date.

Name	Stock Options	Restricted Stock Units
Glenn P Sblendorio	183,500 (1)	91,800
David R. Guyer	137,500 (1)	68,800
David F. Carroll	100,000	50,000
Keith Westby	100,000	50,000

(1)
In addition to time-based vesting, these awards will not vest and become exercisable unless, for a period of twenty consecutive trading days, the average closing sale price of our common stock equals or exceeds 125% of the per share exercise price of the options.

Annual equity plan burn rate, calculated as the total amount of share-based awards made during the year as compared to our total shares outstanding, is a useful metric in measuring the overall dilution to our stockholders on account of our equity compensation programs. Our equity incentive plan burn rate in 2018 was less than 5%, which is well below standard industry guidelines for this measurement.
Additional Compensation Policies and Practices
Limits on Hedging and Pledging
As part of our insider trading policy, all employees, including executive officers, and members of our board of directors are prohibited from engaging in certain types of hedging transactions involving our securities, specifically short sales, including short sales “against the box,” and purchases or sales of puts, calls or other derivative securities. Our insider trading policy also prohibits certain types of pledges of our securities by all employees, including executive officers, and members of our board of directors, specifically purchases of our securities on margin, borrowing against our securities held in a margin account or pledging our securities as collateral for a loan, with an exception for pledges of our securities as collateral for a loan only after certain prerequisites are met and only with the pre‑approval of our chief financial officer or general counsel.
Stock Retention and Ownership Guidelines
In March 2017, our board of directors adopted stock retention and ownership guidelines applicable to our executive officers and directors. The following table sets forth the ownership guidelines for each of our executives and directors.

Position	Ownership Guideline
Chief executive officer and executive chairman	3x base salary
Other named executive officers	2x base salary
Non-employee directors	3x annual cash retainer
Individuals serving as of the date of initial adoption of the guidelines are expected to meet these ownership guidelines by January 1, 2023 in the case of our chief executive officer, executive chairman and non‑employee directors or January 1, 2025 in the case of our other executive officers. Newly hired and newly promoted executive officers and newly elected directors are expected to meet these ownership guidelines within five years in the case of a new chief executive officer, new executive chairman or new non‑employee director, or seven years in the case of other executive officers, in each case, measured from the date of hire, promotion or initial election. An executive officer who experiences an increase in base salary or a non-employee director who experiences an increase in annual cash retainer will have two years from the time of the increase to acquire any additional shares needed to meet the ownership guidelines.

Vested stock options are included (and deemed to be held by the covered person) for purposes of determining satisfaction of the ownership guidelines based on 70% of their net value. Stock options and equity awards that have not yet vested based on time-based vesting or performance‑based vesting conditions that have not been satisfied are not included for purposes of determining satisfaction of the ownership guidelines.
If an executive officer or director does not satisfy the ownership guideline following the conclusion of the phase‑in period, then the individual is expected to retain all shares of common stock (vested or unvested) held by such person as of the end of the phase-in period, and at least 75% of the net after‑tax shares of common stock acquired after such time, until the individual satisfies the ownership guideline.
In addition, until an individual satisfies the ownership guidelines, we expect that each executive officer and director will retain at least 50% of the net after‑tax shares received upon the exercise or vesting of any equity award for a period of at least one year from the vesting date. If an individual satisfies the ownership guidelines, then our expectation regarding share retention will no longer be applicable for the following year and the individual may dispose of shares in an amount that would allow such person to remain in compliance with the ownership guidelines.
Clawback Policy
Also in March 2017, our board of directors adopted a clawback policy. The clawback policy applies to all incentive‑based compensation granted after the policy’s adoption, including cash and equity incentive awards. The policy provides that if both:

•	an accounting restatement is required due to our material noncompliance with any financial reporting requirement under the U.S. federal securities laws; and

•
the board of directors (or a committee thereof), in its sole discretion, determines that an act or omission of a current or former executive officer contributed to the circumstances requiring the restatement and that such act or omission involved fraud or intentional misconduct then we will use reasonable efforts to recover from such person up to 100% of any incentive‑based compensation awarded during the three‑year period preceding the date on which we are required to prepare such accounting restatement.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of the company’s chief executive officer, chief financial officer and the three most highly compensated executive officers (other than the chief executive officer and chief financial officer). Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. Subject to certain transition rules, however, tax legislation enacted in December 2017 eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation or compensation paid pursuant to certain equity awards granted during the transition period following our initial public offering) will not be deductible by us.
We account for equity compensation paid to our employees in accordance with FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or ASC 718, which requires us to measure and recognize compensation expense in our financial statements for all stock‑based payments based on an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued.
Severance and Change in Control Benefits
Pursuant to employment letter agreements we have with our NEOs, our NEOs are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. Please refer to “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. We have provided estimates of the value of the severance payments and other benefits that would have been made or provided to our NEOs under various termination circumstances under the caption “Potential Payments Upon Termination or Change in Control” below.

We believe that providing these benefits helps us compete for executive talent. After reviewing the practices of companies in our peer group, we believe that our severance and change in control benefits are generally in line with severance packages offered to executives at these companies.
We have structured our change in control benefits as “double trigger” benefits. In other words, the change in control does not itself trigger benefits. Rather, benefits are paid only if the NEO’s employment is terminated during a specified period after the change in control. We believe that a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to NEOs in the event of a friendly change in control in which their employment is not threatened, while still providing them appropriate incentives to cooperate in negotiating and executing any change in control transaction in which they believe they may lose their jobs.
Benefits and Other Compensation
We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad‑based benefits that are provided to all employees, including medical, dental and vision insurance, group life insurance, accidental death and dismemberment insurance, long‑ and short‑term disability insurance, and a 401(k) retirement plan. We also offer an employee stock purchase plan, the details of which are described in the “Additional Narrative Disclosure” section of this proxy statement. All of our executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The compensation committee in its discretion may revise, amend or add to an NEO’s benefits and perquisites if it deems it advisable.
In particular circumstances, we may agree to reimburse an executive officer for certain expenses, such as commuting or travel expenses, or provide corporate housing as an additional incentive to join us in a position where there is high market demand. Whether such expenses are covered and the amount of the reimbursement is determined on a case‑by‑case basis under the specific hiring circumstances.
401(k) Retirement Plan
We maintain a 401(k) retirement plan that is intended to be a tax‑qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) retirement plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, and have the amount of the reduction contributed to the 401(k) plan. During 2018, for the first $200,000 of an employee’s salary, we matched 100% of the employee’s contributions up to the first 3% of salary, and 50% of contributions up to the next 2% of salary, subject to a maximum match of $8,000 for each employee. We expect to continue this matching program in the future.

Rule 10b5‑1 Sales Plans
Some of our employees, including our NEOs, and directors have adopted in the past or may in the future adopt written plans, known as Rule 10b5‑1 plans, pursuant to which an individual employee or director contracts with a broker to buy or sell shares of our common stock on such individual’s behalf. Purchases or sales are typically made under such a plan periodically or over time based on factors determined at the time the individual adopts the plan. Rule 10b5-1 plans may only be adopted when the individual employee or director is not in possession of material, nonpublic information and only in accordance with our insider trading policy. An individual employee or director may also amend or terminate any such plan if he or she is not in possession of material, nonpublic information and otherwise in accordance with our insider trading policy. In addition, individual employees, including our NEOs, and directors may buy or sell shares outside of a Rule 10b5‑1 plan when they are not in possession of material, nonpublic information and otherwise in accordance with our insider trading policy.

Compensation Committee Report
The compensation committee of the board of directors of IVERIC bio, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K with the company's management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the company's Annual Report on Form 10‑K for the year ended December 31, 2018.
By the compensation committee of the board of directors of IVERIC bio, Inc.

David E. Redlick Thomas Dyrberg, M.D., D.M.Sc. Adrienne L. Graves, Ph.D. Calvin W. Roberts, M.D.

Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to our NEOs during the years ended December 31, 2018, December 31, 2017, and December 31, 2016.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Glenn P. Sblendorio (5)	2018	625,000	—	133,110	190,840	365,630	96,800	1,411,380
President and chief executive officer	2017	560,000	204,188	192,765	1,648,325	406,250	100,100	3,111,628
	2016	373,154	100,000	3,887,705	4,256,339	163,350	98,356	8,878,904

David R. Guyer, M.D.(6)	2018	525,000	—	99,760	143,000	236,250	8,000	1,012,010
Executive chairman	2017	625,200	304,785	287,731	1,441,714	406,380	8,000	3,073,810
	2016	625,200	—	3,291,750	4,448,530	325,104	10,405	8,700,989

David F. Carroll (7)	2018	382,500	—	72,500	105,711	145,730	8,000	714,441
Senior vice president, chief financial officer and treasurer	2017	371,924	191,625	—	554,653	150,000	15,211	1,283,413

Keith Westby (8)	2018	357,500	—	72,500	105,711	130,420	8,000	674,131
Senior vice president and chief operating officer	2017	323,323	136,440	—	499,581	130,000	—	1,089,344

Barbara A. Wood (9)	2018	65,097	—	—	—	26,975	407,224	499,296
Former senior vice president, general counsel and secretary	2017	404,620	121,386	114,602	120,121	161,850	15,781	938,360
	2016	404,620	—	632,016	899,190	129,478	17,337	2,082,641

(1)
The amounts reported in the “Bonus” column for 2017 reflect the cash portion of retention awards that we granted in January 2017 as an incentive for our continuing NEOs to remain with the company and which vested in two installments in June 2017 and December 2017. We paid Mr. Sblendorio $100,000 as a discretionary, sign-on bonus upon his joining our company in April 2016.

(2)
The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of share-based compensation granted during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, or ASC, Topic 718. See Note 2 to our audited financial statements appearing in our Annual Report on Form 10-K, which was filed with the SEC on February 28, 2019, regarding assumptions underlying the valuation of equity awards. The amounts reported in the “Option Awards“ column for 2018 reflect the grant date fair value of the RSUs granted to Mr. Sblendorio and Dr. Guyer in December 2018. For more information about these awards, please see Note 4 of “Grants of Plan-Based Awards Table”. The amounts reported in the “Stock Awards” column for 2017 reflect the grant date fair value of the RSU portion of retention awards that we granted in January 2017 as an incentive for our continuing NEOs to remain with the company and which vested with respect to 50% of the shares subject to the award in each of June 2017 and December 2017. In addition, until 2017 our annual equity awards were granted effective in the beginning of the calendar year taking into account performance during the previous year. For example, the compensation committee and our board of directors approved the annual equity grant for 2016 in January 2017. However, for administrative purposes, the compensation committee and our board of directors approved the annual equity grant for 2017 in December 2017 and therefore, the 2017 performance grants that previously would have occurred in January

2018 were granted in December 2017. Therefore, the amounts reported in the “Option Awards” column for 2017 for our continuing NEOs, Mr. Sblendorio, Dr. Guyer, Mr. Carroll and Mr. Westby, include the grant date fair value of multiple stock option grants made in 2017 for different performance years. In 2018, we continued this practice by approving annual equity grants for 2018 in December 2018.

(3)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent awards to our NEOs under our short-term cash incentive program.

(4)	The compensation included in the “All Other Compensation” column includes the following:

•
for 2018, matching contributions that we made under our 401(k) plan of $8,000 for Mr. Sblendorio, $8,000 for Dr. Guyer, $8,000 for Mr. Carroll, $8,000 for Mr. Westby and $2,604 for Ms. Wood, housing payments of $88,800 for Mr. Sblendorio, and severance payments of $404,620 for Ms. Wood (see Note 9 below);

•
for 2017, matching contributions that we made under our 401(k) plan of $8,000 for Mr. Sblendorio, $8,000 for Dr. Guyer, $8,000 for Mr. Carroll and $8,000 for Ms. Wood, housing payments of $92,100 for Mr. Sblendorio, and vacation carry-over payouts of $7,211 for Mr. Carroll and $7,781 for Ms. Wood; and

•
for 2016, matching contributions that we made under our 401(k) plan of $8,000 for Mr. Sblendorio, $8,000 for Dr. Guyer and $8,000 for Ms. Wood, housing payments of $80,837 for Mr. Sblendorio, vacation carry-over payouts of $9,519 for Mr. Sblendorio and $7,781 for Ms. Wood, and additional salary payments on account of a change in payroll practices of $2,405 for Dr. Guyer and $1,556 for Ms. Wood.

(5)
Mr. Sblendorio joined us as our executive vice president, chief operating officer, chief financial officer and treasurer effective as of April 1, 2016. He subsequently ceased to serve as chief operating officer effective as of January 29, 2017 upon the appointment of Mr. Westby to such position, and was appointed as president effective as of January 30, 2017. He ceased serving as chief financial officer and treasurer effective as of April 24, 2017 upon the appointment of Mr. Carroll to such positions. On July 1, 2017, upon the transition of Dr. Guyer to executive chairman, Mr. Sblendorio assumed the position of chief executive officer in addition to his role as president, and Mr. Sblendorio’s annual salary was increased from $495,000 to $625,000. The salary information and non-equity incentive plan compensation provided for 2016 for Mr. Sblendorio represents the pro-rated portion of Mr. Sblendorio’s annual salary of $495,000 attributable to the portion of the year during which Mr. Sblendorio served as our executive vice president, chief operating officer, chief financial officer and treasurer. Mr. Sblendorio also serves as a member of our board of directors but does not receive any additional compensation for his service as a director.

(6)
In 2017, in connection with Dr. Guyer's transition to his new role as executive chairman, we and Dr. Guyer agreed that starting in 2018, his base salary would be reduced from $625,200 to $525,000. Dr. Guyer also serves as a member of our board of directors but does not receive any additional compensation for his service as a director.

(7)
Mr. Carroll was promoted to the role of chief financial officer and treasurer effective April 24, 2017, at which time he became an executive officer and his annual salary was increased from $365,000 to $375,000.

(8)	Mr. Westby was promoted to the role of chief operating officer effective January 29, 2017, at which time he became an executive officer and his annual salary was increased from $303,200 to $325,000.

(9)
Ms. Wood served as our senior vice president, general counsel and secretary until her departure from the company on February 23, 2018. The salary information provided for 2018 represents the pro-rated portion of Ms. Wood's annual salary of $404,620 attributable to the portion of the year during which Ms. Wood served as our senior vice president, general counsel and secretary. Pursuant to a Separation and General Release that we entered into with Ms. Wood in January 2018, Ms. Wood also received a pro-rated portion, as of the separation date, of her target short-term cash incentive compensation for 2018, which is shown in the “Non-Equity Incentive Plan Compensation” column, and a severance payment of $404,620, consisting of 12 months of her base salary, which, together with the matching contributions we made to her under our 401(k) plan, is shown in the “All Other Compensation” column for 2018.
CEO Pay Ratio
The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our chief executive officer, or CEO, to the annual total compensation of the median of all our employees, excluding the CEO.

During 2018, the principal executive officer of our company was our president and chief executive officer, Mr. Glenn P. Sblendorio. For 2018, the annual total compensation for Mr. Sblendorio, as reported in the Summary Compensation Table, was $1,411,380, and the annual total compensation for our median employee was $213,461, resulting in a pay ratio of approximately 6.6 to 1. The annual total compensation of both our median employee and CEO differs from figures reported for 2017, in large part because during 2017, continuing employees received two equity grants (pertaining to 2016 and 2017 grant cycles).

To identify the median annual total compensation of all our employees, other than our CEO, we calculated total gross wages actually paid to employees for 2018, from our payroll records. This calculation was performed for 34 individuals, excluding Mr. Sblendorio, who were employed by us on December 31, 2018.

The process to identify our median employee for 2018 differs from the process employed for 2017, in light of 2017 being the first year of pay ratio disclosure. For 2017, we annualized total gross wages paid to employees as of the determination date, October 20, 2017. For 2018, we identified the median employee based on actual annual total compensation of all employees as of December 31, 2018 to align our process with our employees’ actual annual compensation and to make administration of this calculation more efficient.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Grants of Plan-Based Awards Table
The following table sets forth information regarding grants of plan-based awards to our NEOs during 2018.

Name	Grant Date	Target Payouts Under Non-Equity Incentive Plan Awards ($)(1)	Actual Payouts Under Non-Equity Incentive Plan Awards ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/ share)(2)	Grant Date Fair Value of Stock and Options Awards($)(3)
Glenn P. Sblendorio	—	406,250	365,630	—	—		—	—
	12/12/2018	—	—	91,800	—		—	133,110
	12/12/2018	—	—	—	183,500	(4)	1.45	190,840

David R. Guyer	—	262,500	236,250	—	—		—	—
	12/12/2018	—	—	68,800	—		—	99,760
	12/12/2018	—	—	—	137,500	(4)	1.45	143,000

David F. Carroll		153,000	145,730	—	—		—	—
	12/12/2018	—	—	50,000	—		—	72,500
	12/12/2018	—	—	—	100,000		1.45	105,711

Keith Westby	—	143,000	130,420	—	—		—	—
	12/12/2018	—	—	50,000	—		—	72,500
	12/12/2018	—	—	—	100,000		1.45	105.711

Barbara A. Wood (5)	—	—	—	—	—		—	—

(1)
Represents the target payout levels under our short-term cash incentive program. Target payouts for Mr. Sblendorio, Dr. Guyer, Mr. Carroll and Mr. Westby represented 65%, 50%, 40% and 40% of base salary in 2018, respectively. As discussed above under “Compensation Discussion and Analysis—2018 NEO Compensation Determinations—2018 Short-Term Cash Incentive Awards—2018 Corporate Goals,” the actual payout with respect to each NEO was less than the target award amount. The short-term cash incentive program did not have threshold payout levels, as the determination of the level of achievement of corporate objectives was subjective and subject to the discretion of our compensation committee and board of directors. Additional information regarding the design of our short-term cash incentive program, including a description of the corporate objectives applicable to 2018 awards, is described above in “Compensation Discussion and Analysis—2018 NEO Compensation Determinations—2018 Short-Term Cash Incentive Awards.”

(2)
The exercise price per share of each option award is equal to the closing market price of our common stock on the date of grant. Each of the option awards vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date.

(3)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of stock and option awards granted in 2018 calculated in accordance with ASC 718.

(4)
These option awards, which were granted to Mr. Sblendorio and Dr. Guyer, are, in addition to being subject to the traditional time-based vesting that we typically use for our other long-term equity awards and which is described in Note 2 above, subject to performance-based vesting. They will not vest and become exercisable unless, for a period of twenty consecutive trading days, the average closing sale price of our common stock equals or exceeds 125% of the per share exercise price of the options. As with other stock options granted under our stock incentive plan, these stock options have a ten-year term. The performance criteria for these stock options may be satisfied at any time during the ten-year term of these options.

(5)	Ms. Wood did not receive any plan-based awards in 2018.

Outstanding Equity Awards as of December 31, 2018
The following table sets forth information regarding outstanding stock options and restricted stock unit awards held by our NEOs as of December 31, 2018:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Glenn P. Sblendorio	11084	—	(1)	$13.22	7/8/2023	—		—
	6,949	—	(1)	$33.27	10/23/2023	—		—
	15,000	—	(1)	$37.00	5/20/2024	—		—
	7,000	—	(1)	$48.30	6/1/2025	—		—
	100,000	50,000	(2)	$44.90	3/31/2026	—		—
	124,583	135,417	(3)	$4.52	1/29/2027	—		—
	100,000	300,000	(4)	$2.94	12/18/2027	—		—
	—	183,500	(5)	$1.45	12/11/2028	—		—
	—	—		—	—	37,500	(6)	45,000
	—	—		—	—	91,800	(7)	110,160
	—	—		—	—	8,900	(8)	10,680
David R. Guyer	19,810	—		$10.03	4/25/2023	—		—
	85,826	—		$10.03	4/25/2023	—		—
	175,000	—		$31.29	1/2/2024	—		—
	89,594	1,906	(9)	$45.60	1/1/2025	—		—
	69,271	25,729	(10)	$73.22	1/3/2026	—		—
	124,583	135,417	(3)	$4.52	1/29/2027	—		—
	75,000	225,000	(4)	$2.94	12/18/2027	—		—
	—	137,500	(5)	$1.45	12/11/2028	—		—
	—	—		—	—	5,750	(11)	6,900
	—	—		—	—	12,500	(12)	15,000
	—	—		—	—	68,800	(7)	82,560
	—	—		—	—	25,000	(8)	30,000
David F. Carroll	33,229	21,771	(13)	$52.71	6/30/2026	—		—
	18,208	19,792	(3)	$4.50	1/23/2027	—		—
	26,458	37,042	(14)	$2.81	4/23/2027	—		—
	37,500	112,500	(4)	$2.94	12/18/2027	—		—
	—	100,000	(15)	$1.45	12/11/2028	—		—
	—	—		—	—	15,000	(16)	18,000
	—	—		—	—	50,000	(7)	60,000
Keith Westby	10,169	—		$1.65	4/8/2022	—		—
	5,199	—		$10.03	12/29/2022	—		—
	67,250	—		$31.29	1/2/2024	—		—
	6,120	130	(9)	$45.60	1/1/2025	—		—
	8,021	2,979	(10)	$73.22	1/3/2026	—		—
	28,750	31,250	(3)	$4.52	1/29/2027	—		—
	37,500	112,500	(4)	$2.94	12/18/2027	—		—
	—	100,000	(15)	$1.45	12/11/2028	—		—
	—	—		—	—	781	(11)	937
	—	—		—	—	1,400	(12)	1,680
	—	—		—	—	50,000	(7)	60,000
	—	—		—	—	2,800	(8)	3,360
Barbara A. Wood (17)	9,500	—		4.52	—	—		—
	59,000			24.49
	5,000	—		31.29	—	—		—

9,583	—	31.98	—	—	—
17,344	—	45.60	—	—	—
10,000	—	73.22	—	—	—

(1)	These options were granted in connection with Mr. Sblendorio’s service on our board of directors and are fully vested.

(2)	The unvested shares vest monthly in approximately equal amounts through April 2020.

(3)	The unvested shares vest monthly in approximately equal amounts through January 2021.

(4)	The unvested shares vest monthly in approximately equal amounts through December 2021.

(5)	These options are also subject to performance-based vesting. For more information, see Note 4 in “Grants of Plan-Based Awards Table” above.

(6)	These restricted stock units vest in annual increments, with the remaining vesting event occurring in April 2019.

(7)	These restricted stock units vest in annual increments, with the remaining vesting events occurring in December 2019, December 2020, December 2021 and December 2022.

(8)	These restricted stock units are subject to performance-based vesting. The unvested shares vest upon the occurrence of certain milestones.

(9)	The unvested shares vested in January 2019.

(10)	The unvested shares vest monthly in approximately equal amounts through January 2020.

(11)	These restricted stock units vested in annual increments, with the final vesting event occurring in January 2019.

(12)	These restricted stock units vest in annual increments, with the remaining vesting events occurring in January 2019 and January 2020.

(13)	The unvested shares vest monthly in approximately equal amounts through June 2020.

(14)	The unvested shares vest monthly in approximately equal amounts through April 2021.

(15)	The unvested shares vest over four years, with 25% vesting in December 2019 and the remaining unvested shares vesting monthly in approximately equal amounts through December 2022.

(16)	These restricted stock units vest in annual increments, with the remaining vesting events occurring in July 2019 and July 2020.

(17)
These options were retained under the terms of the Separation and General Release that we entered into with Ms. Wood following the termination of her employment and remained exercisable until February 23, 2019. These options are no longer outstanding as of the date of this proxy statement.

Option Exercises and Stock Vested Table
The following table sets forth information regarding stock options exercised, and vested RSUs received, by our NEOs during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glenn P. Sblendorio	—	—	18,750	51,375
David R. Guyer	—	—	12,000	39,053
David F. Carroll	—	—	7,500	20,475
Keith Westby	—	—	1,481	4,822
Barbara A. Wood	—	—	2,575	8,384
See “Additional Narrative Disclosure—Amended and Restated 2007 Stock Incentive Plan” and “Additional Narrative Disclosure—2013 Stock Incentive Plan” for a description of our equity incentive plans. See “Outstanding Equity Awards as of December 31, 2018” for information regarding the number of awards outstanding under these plans as of December 31, 2018.
Material Terms of Employment Agreements
We have entered into employment offer letters with each of our executive officers. The employment offer letters do not have a stated term and provide for at-will employment, meaning the executive officer or we may terminate the employment arrangement at any time. The employment offer letters generally establish each executive officer’s title and compensation arrangements, including annual base salary and minimum target amount for short-term cash incentive compensation, as a percentage of annual base salary, as well as eligibility for welfare and other benefit programs and commuting and relocation expense payments. Annual base salaries and minimum target amounts for short-term cash incentive compensation are subject to review and adjustment by our compensation committee and our board of directors, as described above under “Compensation Discussion and Analysis.”
Each of our executive officers is eligible, either directly under his or her agreement or offer letter or through separate agreements with us, to receive certain benefits upon termination of employment under specified conditions, as summarized below under “Potential Payments Upon Termination or Change in Control.” In addition, each of our executive officers is subject to invention assignment, non-disclosure, non-competition and non-solicitation agreements and is party to an indemnification agreement with us.
Potential Payments Upon Termination or Change in Control
Our stock incentive plans provide for the acceleration of vesting with respect to certain awards upon the termination of employment of any of our employees, including our NEOs, under specified circumstances. In addition, upon execution and effectiveness of a separation agreement and release of claims, each NEO is entitled to severance payments, generally payable in a lump sum, if his or her employment is terminated under specified circumstances.
The severance and change in control benefits available as of December 31, 2018 to each of our NEOs are described below:
Mr. Sblendorio. In the event that Mr. Sblendorio’s employment is terminated without “cause”, or if Mr. Sblendorio terminates his employment with us for “good reason”, within one year following a “change in control event” (as each such term is defined in the relevant letter agreements between him and us), Mr. Sblendorio is entitled to receive an amount equal to 12 months of his base salary; his target short-term cash incentive opportunity for the year in which his employment is terminated; provided Mr. Sblendorio elects to continue his and his eligible dependents’ participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to

12 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Mr. Sblendorio’s employment is terminated without cause or if Mr. Sblendorio terminates his employment with us for good reason, absent a change in control event, Mr. Sblendorio is entitled to receive an amount equal to 12 months of his base salary; a pro-rated portion of his target short-term cash incentive opportunity for the year in which his employment terminates; and provided Mr. Sblendorio elects to continue his and his eligible dependents’ participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment. These severance benefits are subject to the execution and effectiveness of a separation agreement and release of claims in favor of us and our affiliates.
Dr. Guyer. In the event that Dr. Guyer's employment is terminated without “Cause” or if Dr. Guyer terminates his employment for “Good Reason” (as each such term is defined in the relevant letter agreement between him and us), Dr. Guyer will be entitled to receive an amount equal to 12 months of his base salary (at the greater of an annualized base salary rate of $625,000 or his then-current annualized base salary rate); a pro-rated portion of his target annual short-term cash incentive opportunity for the year in which his employment is terminated (at the greater of a 65% target bonus rate or his then-current target bonus rate); and continued coverage, at our expense, under the company's medical and dental benefit plans to the extent permitted under such plans for a period of 12 months immediately following the date of the termination of Dr. Guyer's employment. These severance benefits are subject to the execution and effectiveness of a separation agreement and release of claims in favor of us and our affiliates. In addition, if Dr. Guyer's employment is terminated without cause or for good reason within one year following a change in control event (as each such term is defined in the relevant letter agreement between him and us), Dr. Guyer is entitled to full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time.
Mr. Carroll and Mr. Westby. In the event that Mr. Carroll’s or Mr. Westby's employment is terminated without cause or if Mr. Carroll or Mr. Westby terminates his employment for good reason within one year following a change in control event (as each such term is defined in our 2013 Stock Incentive Plan), the applicable officer will be entitled to receive an amount equal to 9 months of his base salary; his target short-term cash incentive opportunity for the year in which his employment is terminated; provided he elects to continue his and his eligible dependents’ participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 9 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Mr. Carroll’s or Mr. Westby's employment is terminated without cause or if Mr. Carroll or Mr. Westby terminates his employment with us for good reason absent a change in control event, he will be entitled to receive an amount equal to 9 months of his base salary; a pro-rated portion of his target short-term cash incentive opportunity for the year in which his employment terminates; and provided he elects to continue his and his eligible dependents” participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 9 months immediately following termination of his employment. These severance benefits are subject to the execution and effectiveness of a separation agreement and release of claims in favor of us and our affiliates.
In addition, until the termination of her services with our company in February 2018, Ms. Wood was entitled to the following severance and change in control benefits:
Ms. Wood. In the event that Ms. Wood’s employment was terminated without cause or if Ms. Wood terminated her employment with us for good reason, within one year following a change in control event (as each such term is defined in the relevant letter agreements between her and us), Ms. Wood was entitled to receive an amount equal to 12 months of her base salary; her target short-term cash incentive opportunity for the year in which her employment was terminated; provided Ms. Wood elected to continue her and her eligible dependents’ participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of her employment; and full acceleration of vesting of any then-unvested equity awards held by her that vest solely based on the passage of time. In the event that Ms. Wood’s employment was terminated without cause or if Ms. Wood terminated her employment with us for good reason, before or more than one year following a change in control event, Ms. Wood was entitled to receive an amount equal to 12 months of her base salary; a pro-rated portion of her target short-term cash incentive opportunity for the year in which her employment terminated; and provided Ms. Wood elected to continue her and her eligible dependents’ participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of her employment.

The following tables set forth information regarding potential payments that each NEO who was serving as an executive officer as of December 31, 2018 would have received if the NEO’s employment had terminated as of December 31, 2018 under the circumstances set forth below.

	Termination Without Cause or For Good Reason Prior to a Change in Control or more than 12 Months Following a Change in Control
Name	Cash Payment ($)	Value of Benefits ($)
Glenn P. Sblendorio	1,031,250	40,788
David R. Guyer	1,031,250	40,200
David F. Carroll	439,875	24,948
Keith Westby	411,125	24,264

	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control
Name	Cash Payment ($)	Value of Stock Options with Accelerated Vesting ($)(1)	Value of Stock Awards with Accelerated Vesting ($)(2)	Value of Benefits ($)
Glenn P. Sblendorio	1,031,250	—	165,840	40,788
David R. Guyer	1,031,250	—	134,460	40,200
David F. Carroll	439,875	—	78,000	24,948
Keith Westby	411,125	—	65,977	24,264

(1)
The value of stock options with accelerated vesting represents the value of unvested stock options, calculated by multiplying the number of shares subject to the accelerated portion of the option by the amount by which $1.20, the closing market price of our common stock on December 31, 2018, exceeds the exercise price of such option. Because the exercise prices of these stock options each exceed $1.20, the closing market price of our common stock on December 31, 2018, the value of each of these options is $0.

(2)
The value of restricted stock units with accelerated vesting represents the value of unvested restricted stock units, calculated by multiplying the number of shares subject to the accelerated portion of the restricted stock units by $1.20, the closing market price of our common stock on December 31, 2018.

Additional Narrative Disclosure
See “Compensation Discussion and Analysis—Additional Compensation Practices and Policies—401(k) Retirement Plan” for a discussion of our 401(k) retirement plan available to all employees including our NEOs.
Amended and Restated 2007 Stock Incentive Plan
Our amended and restated 2007 stock incentive plan, referred to as the 2007 plan, was initially adopted by our board of directors and approved by our stockholders in December 2007. Following our initial public offering, we no longer grant awards under the 2007 plan. The 2007 plan provided for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards and other stock-based awards. Our employees, officers, directors, consultants and advisors were eligible to receive awards under our 2007 plan; however, incentive stock options could only be granted to our employees.
The type of award granted under our 2007 plan and the terms of such award are set forth in the applicable award agreement.

Upon the occurrence of a merger or consolidation of the company with or into another entity, as a result of which all of the outstanding shares of our common stock are exchanged for cash, securities or other property or are cancelled, or any exchange of all of the outstanding shares of our common stock for cash, securities or other property pursuant to a share exchange transaction or upon a liquidation or dissolution of the company, our board of directors may take any one or more of the following actions:

•	provide that awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•
upon written notice to a plan participant, provide that the participant’s unexercised awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant within a specified period;

•	provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such transaction;

•
in the event that, under the terms of the transaction, holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the transaction, make or provide for a cash payment to a plan participant with respect to each award held by a participant equal to (1) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award;

•
provide that, in connection with a liquidation or dissolution of the company, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); or

•	any combination of the foregoing.
Our board of directors does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.
Pursuant to the terms of the 2007 plan, if, on or prior to the first anniversary of a change in control event (as defined in the 2007 plan), the employment of a plan participant is terminated for good reason by the participant or without cause by the company, as such terms are defined in the 2007 plan:

•	all unvested options then held by such participant shall immediately become exercisable in full; and

•	all restricted stock then held by such participant shall immediately become free from all conditions or restrictions.
Our board of directors may at any time provide that any award will become immediately exercisable in full or in part, free from some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.
2013 Stock Incentive Plan
Our board of directors adopted and our stockholders approved the 2013 stock incentive plan in August 2013. The 2013 stock incentive plan became effective immediately prior to the closing of our initial public offering on September 30, 2013. In June 2015, our board of directors adopted a first amendment to the 2013 stock incentive plan.
The 2013 stock incentive plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock-based awards. The number of shares of our common stock that are reserved for issuance under the 2013 stock incentive plan is the sum of (1) the number of shares (up to 3,362,256 shares) equal to the sum of 739,317, which was the number of shares of our common stock available for issuance under the 2007 plan at the time of the completion of our initial public offering, and the number of shares of our common stock subject to outstanding awards under the 2007 plan that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right plus (2) an annual increase, to be added the first day of each fiscal year, beginning with the fiscal year ending December 31, 2014 and continuing until, and including, the fiscal year ending December 31, 2023, equal to the lowest of 2,542,372 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the fiscal year and an amount determined by our board of directors. Annual increases under the evergreen provisions of the 2013 stock incentive plan have resulted in the addition of an aggregate of approximately 8,554,000 additional shares to the 2013 stock incentive plan, including for 2019, an increase of approximately 1,656,000 shares, or 4% of the total number of shares of our common stock outstanding as of January 1, 2019.
Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2013 stock incentive plan. However, incentive stock options may only be granted to our employees.
Pursuant to the terms of the 2013 stock incentive plan, our compensation committee, pursuant to authority delegated to it by our board of directors, administers the plan and, subject to any limitations in the plan, selects the recipients of awards and determines:

•	the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

•	the type of options to be granted;

•	the duration of options, which may not be in excess of ten years;

•	the exercise price of options, which must be at least equal to the fair market value of our common stock on the date of grant; and

•
the number of shares of our common stock subject to and the terms of any stock appreciation rights, restricted stock awards, restricted stock units or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, measurement price, issue price and repurchase price (though the measurement price of stock appreciation rights must be at least equal to the fair market value of our common stock on the date of grant and the duration of such awards may not be in excess of ten years).

The compensation committee of our board of directors has also delegated authority to our chief executive officer to grant awards under the 2013 stock incentive plan. Our chief executive officer has the power to make awards to all of our employees, except our officers or any other employee with the title of vice president or above (i.e., senior vice president, executive vice president or president). Our compensation committee has fixed the terms of the awards to be granted by our chief executive officer, including the exercise price of such awards (which will be the fair market value of our common stock on the date of grant), and the maximum number of shares subject to awards that our chief executive officer may make in a single grant to any one person in any calendar year, and the maximum number of shares subject to awards, in the aggregate, in any one year.
Upon a merger or other reorganization event (as defined in our 2013 stock incentive plan), our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2013 stock incentive plan as to some or all outstanding awards other than restricted stock:

•	provide that all outstanding awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or successor corporation (or an affiliate thereof);

•
upon written notice to a participant, provide that all of the participant’s unvested and/or unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant;

•
provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award shall lapse, in whole or in part, prior to or upon such reorganization event;

•
in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (1) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award; and/or

•
provide that, in connection with a liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings).

Our board of directors does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.
In the case of certain restricted stock units, no assumption or substitution is permitted, and the restricted stock units will instead be settled in accordance with the terms of the applicable restricted stock unit agreement.
Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights with respect to outstanding awards of restricted stock will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted or exchanged pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all restrictions and conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the award of restricted stock.
At any time, our board of directors may, in its sole discretion, provide that any award under the 2013 stock incentive plan will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.
In addition, the 2013 stock incentive plan provides that, notwithstanding the provisions of the plan that may apply upon a reorganization event and except as otherwise provided for in the instrument evidencing an option, award of restricted stock or award of restricted stock units or any other agreement between us and the participant, upon the occurrence of a change in control event (as defined in the 2013 stock incentive plan) each option shall become immediately exercisable and each award of restricted stock and of restricted stock units that vest solely based on the passage of time shall become immediately free from all conditions and restrictions, if, in each case, the employment of the participant holding such award is terminated by us (or our acquirer or successor) without cause (as defined in the 2013 stock incentive plan) or by the participant for good reason (as defined in the 2013 stock incentive plan), on or prior to the first anniversary of the date of the change in control event. Our board of directors may specify in an award at the time of grant the effect of a change in control event on any stock appreciation right, restricted stock unit that includes vesting criteria other than solely the passage of time or other stock-based award.
No award may be granted under the 2013 stock incentive plan on or after August 26, 2023. Our board of directors may amend, suspend or terminate the 2013 stock incentive plan at any time, except that stockholder approval may be required to comply with applicable law or stock market requirements.
2016 Employee Stock Purchase Plan
Our board of directors adopted our 2016 employee stock purchase plan, or ESPP, in April 2016. The ESPP became effective following approval by our stockholders at our 2016 annual meeting in June 2016. The initial offering period under the ESPP began on September 16, 2016.
Eligibility
All employees of the company and any subsidiary of the company designated by our board or a committee appointed by our board are eligible to participate provided that they work twenty hours or more per week and for more than five months in a calendar year, are employees for at least one month prior to enrolling in the ESPP and are employees on the first day of the applicable offering period. In addition, no employee can be granted an option under the ESPP that would result in the employee owning shares and/or options to purchase shares representing five percent or more of the total combined voting power or value of all classes of our outstanding capital stock. The company retains the discretion to determine which eligible employees may participate in any offering under the ESPP pursuant to and consistent with the Treasury Regulations issued under Section 423 of the Code.
ESPP Operation
The ESPP permits eligible employees to purchase shares of our common stock at a discount. Eligible employees may elect to participate by completing an enrollment form, timely filing it with our payroll office and authorizing after-tax payroll deductions from their pay. Participants can elect to contribute up to 20 percent (in whole percentages only) of their compensation (as defined in the ESPP) received on each pay day during the offering period. The board or a committee appointed by our board may, at its discretion, designate a lower maximum contribution rate, and the minimum payroll deduction is such percentage of compensation as may be established by the board or a committee appointed by our board from time to time.
The ESPP is implemented through consecutive six-month offering periods. The ESPP provides that such offering periods will commence on the first business day on or after September 16 and March 16 of each year. Our board or a committee appointed by our board may, in its discretion, choose a different offering period of not more than 12 months and/or choose a different commencement date for offerings under the ESPP.
On the first day of each offering period, each employee who is enrolled in the ESPP will automatically receive an option to purchase, on the last business day of the offering period, up to that number of shares of our common stock determined by multiplying $2,083 by the number of full months in the offering period and dividing the result by the closing price of our common stock on the first day of the offering period, or such lesser number of shares set by the board or a committee appointed by our board. However, no eligible employee may be granted an option under the ESPP that permits the employee’s rights to purchase shares of our common stock under the ESPP to accrue at a rate that exceeds $25,000 of the fair market value (based on the value of the stock on the first day of the offering period) of our common stock in any given calendar year in which such option is outstanding at any time.
Unless an employee withdraws from the ESPP, the employee’s option will be exercised automatically on the last business day of the offering period for the largest number of whole shares subject to the employee’s option that can be purchased with the deductions accumulated as of the last business day of the offering period. An option shall expire on the last business day of the applicable offering period and any balance remaining in an employee’s payroll deduction account at the end of an offering period will be automatically refunded to the employee.
The board or a committee appointed by our board will determine the purchase price of shares subject to an option granted under the ESPP for each offering period, including whether the purchase price will be determined based on the lesser of the closing price of our common stock on (i) the first business day of the offering period or (ii) the last business day of the offering period, or whether it will be based solely on the closing price of our common stock on the last business day of the offering period, provided that, in all events, the purchase price will be at least 85% of the applicable closing price. In the absence of a determination by the board or a committee appointed by our board, the ESPP provides that the purchase price of shares subject to an option granted under the ESPP in any given offering period will be 85% of the closing price of a share of our common stock on the first business day of the offering period or the last business day of the offering period, whichever is lower. If the total number of shares of common stock with respect to which options are to be exercised exceeds the number of shares remaining available for issuance under the ESPP, we will only issue to participants in that offering that number of shares remaining available for issuance on a pro-rata basis.
All payroll deductions received or held by the company under the ESPP may be used by us for any corporate purpose, and we will not be obligated to segregate such payroll deductions. No interest will accrue on the payroll deductions (except as our board or a committee appointed by our board may otherwise provide).
An employee’s payroll deduction elections remain in effect for successive offering periods unless changed by the employee. An employee may decrease or discontinue his or her payroll deduction only once during an offering period, by timely filing a new payroll deduction authorization form. However, an employee may not increase his or her payroll deduction during an offering period. If an employee elects to discontinue his or her payroll deductions during an offering period but does not elect to withdraw his or her funds from the ESPP, funds deducted prior to his or her election to discontinue will be applied to the purchase of common stock on the last day of the offering period in which the funds were deducted. An employee may, for any reason, withdraw from participation in an offering at any time prior to the close of business on the twentieth business day before the end of the offering period. If an employee withdraws from participation in an offering, any amounts contributed to the ESPP by the employee will be refunded promptly without interest and the employee’s option granted for such offering period will automatically terminate. Any employee who withdraws from participating in an offering period may not begin participation again during the remainder of the offering period during which he or she withdrew his or her account balance. However, an employee’s withdrawal from an offering period will not have any effect upon his or her eligibility to participate in subsequent offering periods in accordance with terms and conditions established by the board or a committee appointed by the board.
The value of the common stock purchased will vary based on the fair market value of our common stock on the last day of each offering period. Accordingly, the dollar value and the number of shares that may be purchased in the future pursuant to the ESPP are not currently determinable.
We are required to make equitable adjustments, to the extent determined by our board or a committee appointed by our board, to the number and class of securities available under the ESPP, the share limitations under the ESPP and the purchase price for an offering period under the ESPP to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or events or any dividends or distributions to holders of our common stock other than ordinary cash dividends.
In connection with a merger or other reorganization event (as defined in the ESPP), our board or a committee appointed by our board may take any one or more of the following actions as to outstanding options to purchase shares of our common stock under the ESPP on such terms as our board or committee appointed by our board determines:

•	provide that options will be assumed, or substantially equivalent options will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•
upon written notice to employees, provide that all outstanding options will be terminated immediately prior to the consummation of the reorganization event and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by our board or committee appointed by our board in such notice, which date will not be less than ten (10) days preceding the effective date of the reorganization event;

•
upon written notice to employees, provide that all outstanding options will be cancelled as of a date prior to the effective date of the reorganization event and that all accumulated payroll deductions will be returned to participating employees on such date;

•
in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, change the last day of the offering period to be the date of the consummation of the reorganization event and make or provide for a cash payment to each employee equal to (1) the cash payment for each share surrendered in the reorganization event times the number of shares of our common stock that the employee’s accumulated payroll deductions as of immediately prior to the reorganization event could purchase at the applicable purchase price, where the cash payment for each share surrendered in the reorganization event is treated as the fair market value of our common stock on the last day of the applicable offering period for purposes of determining the purchase price and where the number of shares that could be purchased is subject to the applicable limitations under the ESPP, minus (2) the result of multiplying such number of shares by the purchase price; and/or

•	provide that, in connection with our liquidation or dissolution, options will convert into the right to receive liquidation proceeds (net of the purchase price thereof).
Administration
Pursuant to the terms of the ESPP and authority delegated to it by our board of directors, our compensation committee administers the ESPP and, subject to limitations in the ESPP, has authority to make rules and regulations for the administration of the ESPP and its interpretation and any decisions with regard thereto are final and conclusive.
Our board has the ability to change offering periods (including the commencement dates and length thereof) with respect to future offerings without stockholder approval. Our board may, at any time, and from time to time, amend or suspend the ESPP or any portion of the ESPP. However, the ESPP may not be amended in any way that will cause rights issued under the ESPP to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, including stockholder approval if required. The ESPP may be terminated at any time by the board. Upon termination of the ESPP all amounts in the accounts of participants will be promptly refunded.
Our board may allow employees who are citizens or residents of foreign jurisdictions to participate in an offering period or establish sub-plans for the benefit of such foreign employees to the extent such actions are in compliance with Section 423 of the Code.
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides certain information as of December 31, 2018, with respect to all of our equity compensation plans in effect on that date:
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($/share)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	5,802,621	$13.29	1,792,122
Equity compensation plans not approved by security holders (2)	100,000	$38.93	—
Total	5,902,621	$13.72	1,792,122

(1)
Includes our amended and restated 2007 stock incentive plan, 2013 stock incentive plan and 2016 employee stock purchase plan. As described above under “Additional Narrative Disclosure—2013 Stock Incentive Plan”, the 2013 stock incentive plan includes provisions for an annual increase, to be added the first day of each fiscal year, beginning with the fiscal year ending December 31, 2014 and continuing until, and including, the fiscal year ending December 31, 2023, with such annual increase to be equal to the lowest of 2,542,372 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the fiscal year and an amount determined by our board of directors, which, in the case of 2019, was 1,655,887 shares, or 4% of the total number of shares of our common stock outstanding as of January 1, 2019.

(2)
Includes stock option awards made pursuant to the Nasdaq inducement grant exception as a component of employment compensation for newly hired executives. The inducement grants were approved and recommended by our compensation committee, approved by our board of directors and were made as an inducement material to each executive’s acceptance of employment with us in accordance with Nasdaq Listing Rule 5635(c)(4).

Risk Considerations in Our Compensation Program
Our compensation committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.
We believe that our current business process and planning cycle fosters the following behaviors and controls that mitigate the potential for adverse risk caused by the action of our executives:

•
annual establishment of corporate and individual objectives for our performance-based cash bonus programs for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;

•	the mix between fixed and variable, annual and long-term and cash and equity compensation are designed to encourage strategies and actions that balance our short-term and long-term best interests; and

•	equity awards generally vest over a period of time, which we believe encourages executives to take a long-term view of our business.
DIRECTOR COMPENSATION

Summary Compensation Table
The following table sets forth a summary of the compensation earned by our directors for the year ended December 31, 2018, with the exception of Dr. Guyer and Mr. Sblendorio, who do not receive compensation for service on our board of directors and whose compensation is included in the “Summary Compensation Table” included in the “Executive Compensation” section above. The below table also does not include Dr. Roberts, who was elected to our board of directors in January 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Axel Bolte	60,000	—	30,752	90,752
Thomas Dyrberg, M.D., D.M.Sc.(3)	—	—	—	—
Adrienne L. Graves, Ph.D.	13,125	—	33,456	46,581
Jane P. Henderson	67,500	—	94,129	161,629
David E. Redlick	95,000	—	30,752	125,752
Michael J. Ross, Ph.D. (4)	57,500	—	30,752	88,252

(1)	Fees earned or paid in cash consist of:

•
for Mr. Bolte, $45,000 for serving as a member of our board, $10,000 for serving as a member of our audit committee and $5,000 for serving as a member of our nominating and corporate governance committee;

•	for Ms. Graves, $11,250 for serving as a member of our board and $1,875 for serving as a member of our compensation committee after joining in December 2018;

•	for Ms. Henderson, $45,000 for serving as a member of our board, $20,000 for serving as the chair of our audit committee and $2,500 for serving as the chair of our litigation demand review committee;

•
for Mr. Redlick, $45,000 for serving as a member of our board, $25,000 for serving as our independent lead director, $15,000 for serving as the chair of our compensation committee, and $10,000 for serving as a member of our audit committee; and

•
for Dr. Ross, $45,000 for serving as a member of our board, $7,500 for serving as a member of our compensation committee, and $5,000 for serving as a member of our nominating and corporate governance committee.

(2)
The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of share-based compensation awarded during the year computed in accordance with the provisions of ASC Topic 718. See Note 2 to our audited financial statements appearing in our Annual Report on Form 10-K, which was filed with the SEC on February 28, 2019, regarding assumptions underlying the valuation of equity awards.

(3)	Dr. Dyrberg has elected to decline compensation for service on our board of directors.

(4)
Dr. Ross served on our board of directors from his election in May 2013 through February 2019, when he resigned from our board of directors based on his commitments to SV Health Investors, where he serves as a managing partner, and not as a result of any disagreement with the company.

Director Compensation Arrangements
The following describes our existing non-employee director compensation arrangements. In February 2019, our compensation committee reviewed and recommended to our board that these existing arrangements be maintained and confirmed at the current levels, and our board confirmed these existing arrangements. In February 2019, our compensation committee also reviewed the Non-Employee Director Compensation Policy, and recommended it to our board for adoption and recommendation to our stockholders for approval, following which our board adopted the Non-Employee Director Compensation Policy and is recommending it for approval by our stockholders. If approved by our stockholders, the Non-Employee Director Compensation Policy will become effective and will apply to all compensation to our non-employee directors beginning in 2019. For more information about the Non-Employee Director Compensation Policy, see the section captioned “Proposal 2: To Approve the Non-Employee Director Compensation Policy” below.
Equity Compensation
Each non-employee director is eligible to receive an option to purchase 32,000 shares of our common stock upon his or her initial election or appointment to our board of directors and each non-employee director who has served on our board of directors for at least four months is eligible to receive an annual grant of an option to purchase 16,000 shares of our common stock on the date of the first meeting of our board of directors held after each annual meeting of stockholders.
The stock options granted to our non-employee directors have, or in the case of future stock options, will have, an exercise price equal to the fair market value of our common stock on the date of grant and will expire ten years after the date of grant. The initial stock options granted to our non-employee directors, subject to the director’s continued service on our board, vest monthly in equal amounts over a three-year period following the date of grant. The annual stock options and restricted stock units granted to our non-employee directors, subject to the director’s continued service on our board, vest, or will vest, monthly in equal amounts over a one-year period through the earlier of the business day before the next annual meeting of stockholders or the first anniversary of the grant date, at which time they vest in full. Stock options granted to our non-employee directors will vest in full upon the occurrence of a change in control of us.
Cash Compensation
Our non-employee board members are eligible to receive the following cash compensation:

•	each non-employee director is eligible to receive an annual fee of $45,000;

•	the chair of our audit committee is eligible to receive an additional annual fee of $20,000 and the other members of our audit committee are eligible to receive an additional annual fee of $10,000;

•
the chair of our compensation committee is eligible to receive an additional annual fee of $15,000 and the other members of our compensation committee are eligible to receive an additional annual fee of $7,500;

•
the chair of our nominating and corporate governance committee is eligible to receive an additional annual fee of $10,000 and the other members of our nominating and corporate governance committee are eligible to receive an additional annual fee of $5,000;

•
the chair of our research and development committee, formed in February 2019, is eligible to receive an additional annual fee of $10,000 and the other members of our research and development committee are eligible to receive an additional annual fee of $5,000;

•
the chair of our litigation demand review committee is eligible to receive an additional annual fee of $10,000 and the other members of our litigation demand review committee are eligible to receive an additional annual fee of $5,000;

•	our independent lead director is eligible to receive an additional annual fee of $25,000.
Annual fees for board service are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of each payment is prorated for any portion of a quarter that a director is not serving on our board.
Reimbursement of Expenses
Each member of our board of directors is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves.
AUDIT-RELATED MATTERS

Audit Committee Report
The audit committee of the board of directors of IVERIC bio, Inc. consists of three members, each of whom the board has determined is “independent” under Nasdaq Marketplace Rules, and includes an “audit committee financial expert” within the meaning of the U.S. Securities and Exchange Commission’s rules. The audit committee met four times in 2018.
The audit committee has reviewed our company's audited financial statements for the fiscal year ended December 31, 2018 and discussed them with our management and Ernst & Young LLP, our independent registered public accounting firm.
The audit committee has received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young LLP is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 1301, Communications with Audit Committees, as amended or supplemented.
The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with our independent registered public accounting firm such firm’s independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2018.
Ernst & Young LLP has served as our independent registered public accounting firm since 2008.
By the audit committee of the board of directors of IVERIC bio, Inc.

Jane P. Henderson Axel Bolte David E. Redlick

Audit Fees and Services
The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	2018	2017
Audit Fees (1)	$647,554	$554,928
Audit-Related Fees	—	—
Tax Fees (2)	—	25,000
All Other Fees (3)	2,000	2,000
Total Fees	$649,554	$581,928

(1)
This category includes fees for professional services performed by Ernst & Young LLP for the audit of our annual financial statements included in our Annual Report on Form 10-K, the review of condensed financial statements included in our Quarterly Reports on Form 10-Q, and the review of our registration statements during 2018 and 2017. Also during 2018, this category included fees for the completion of comfort letter procedures associated with our “at-the-market” facility.

(2)	This category consists of fees for professional services rendered by Ernst & Young LLP for tax compliance services rendered in 2017.

(3)
This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2018 and 2017 under this category are related to licensed accounting research software.

All such accountant services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.
Pre-Approval Policies and Procedures
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee, or the chair of our audit committee with subsequent ratification by the audit committee, or the engagement is entered into pursuant to a de minimis exception in accordance with applicable SEC rules.

MATTERS TO BE VOTED ON
Proposal 1: Election of Class III Directors
In accordance with the terms of our certificate of incorporation and our bylaws, our board of directors is divided into three classes: class I, class II and class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The members of the classes are divided as follows:

•	the class I directors are Ms. Henderson and Mr. Sblendorio, and their term expires at our annual meeting of stockholders to be held in 2020;

•	the class II directors are Mr. Bolte, Mr. Redlick and Dr. Roberts, and their term expires at our annual meeting of stockholders to be held in 2021; and

•	the class III directors are Dr. Dyrberg, Dr. Graves and Dr. Guyer, and their term expires at the 2019 annual meeting.
At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Dr. Dyrberg, Dr. Graves and Dr. Guyer are current directors whose terms expire at the 2019 annual meeting. Dr. Graves and Dr. Guyer are nominated for re-election, each as a class III director, with a term ending in 2022. Dr. Dyrberg was not nominated for re-election. Unless otherwise instructed in the proxy, all proxies will be voted FOR the election of each of the nominees identified above to a three-year term ending in 2022, each such nominee to hold office until his or her successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for either or both nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated his or her willingness to serve on our board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board. We do not contemplate that either of the nominees will be unable to serve if elected.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.
Proposal 2: To Approve the Non-Employee Director Compensation Policy

On February 22, 2019, upon the recommendation of the compensation committee, our board of directors adopted, subject to stockholder approval, our Non-Employee Director Compensation Policy.

Our board of directors adopted the Non-Employee Director Compensation Policy to satisfy the commitments we made under the stipulation of settlement for the shareholder derivative action, Cano v. Guyer, et al., No. 650601/2018. For more information about this matter, see the section, “Legal Proceedings” in our Annual Report on Form 10-K filed with the SEC on February 28, 2019. We believe this new policy formalizes our compensation practices for non-employee directors and will benefit our company and stockholders by helping us to continue to attract and retain board members with the skills, experience and other characteristics important for the success of our company.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE NON-EMPLOYEE DIRECTOR COMPENSATION POLICY.

Description of the Non-Employee Director Compensation Policy

The following is a brief summary of the Non-Employee Director Compensation Policy. The following description is only a summary of the material terms of the Non-Employee Director Compensation Policy, and is qualified in its entirety by reference to the Non-Employee Director Compensation Policy, a copy of which is attached to this proxy statement as Appendix 1. You can request a copy of the Non-Employee Director Compensation Policy by writing to IVERIC bio, Inc., One Penn Plaza, 35th Floor, New York, New York 10119, Attn: Corporate Secretary. A copy of the Non-Employee Director Compensation Policy, which is attached to the electronic copy of this proxy statement filed with the SEC, also may be accessed from the SEC's home page (www.sec.gov).

General Compensation Limits
The Non-Employee Director Compensation Policy provides that, subject to the provisions of the Non-Employee Director Compensation Policy, commencing in calendar year 2019, the total annual base compensation, including cash and equity components (based on grant date fair value for financial reporting purposes), is as follows:

•	for each non-employee director who served as a director for any amount of time during the prior calendar year, whom we refer to as an incumbent director, no more than $275,000 per calendar year;

•
for each non-employee director who did not serve as a director for any amount of time during the prior calendar year, whom we refer to as a new non-employee director, no more than $550,000 within the new non-employee director's first calendar year of election or appointment.

These limits may be adjusted by our board of directors, without stockholder approval, in the event of a material change in our market capitalization.
Non-Employee Director Compensation
The Non-Employee Director Compensation Policy provides that each non-employee director will be entitled to receive the compensation described below while serving on our board of directors. The form of equity compensation and amounts of equity compensation and cash compensation described below may be modified for years after 2019 by our board of directors in its discretion, subject to compliance with the compensation limits described above and the other provisions of the Non-Employee Director Compensation Policy.
Equity Compensation
Under the terms of the Non-Employee Director Compensation Policy, each non-employee director will be eligible to receive an option to purchase 32,000 shares of our common stock upon his or her initial election or appointment to our board of directors and each non-employee director who has served on our board of directors for at least four months will be eligible to receive an annual grant of an option to purchase 16,000 shares of our common stock on the date of each annual meeting of stockholders.
The stock options granted to our non-employee directors pursuant to the Non-Employee Director Compensation Policy will have an exercise price equal to, in most cases, the closing price of our common stock on the date of grant and will expire ten years after the date of grant. The initial stock options granted to our non-employee directors, subject to the director’s continued service on our board, will vest monthly in equal amounts over a three-year period following the date of grant. The annual stock options granted to our non-employee directors, subject to the director’s continued service on our board, will vest monthly in equal amounts over a one-year period through the earlier of the business day before the next annual meeting of stockholders or the first anniversary of the grant date, at which time they vest in full. Stock options granted to our non-employee directors will vest in full upon the occurrence of a “change in control event” of our company (as defined in our 2013 Stock Incentive Plan, as amended from time to time, or any successor or other new stock or equity incentive plan).
The initial option grant awards and the annual option grant awards to the non-employee directors under the Non-Employee Director Compensation Policy will be subject to the terms and conditions of our 2013 Stock Incentive Plan, as amended from time to time, or any successor or other new stock or equity incentive plan, and the terms of any option agreements entered into with each director in connection with such awards.
Cash Compensation
Under the terms of the Non-Employee Director Compensation Policy, the cash fees to be paid to non-employee directors for service on our board of directors, for service on each committee of our board of directors on which the director is then a member and for service in such additional board positions, are as follows:

•	each non-employee director is eligible to receive an annual fee of $45,000;

•	the chair of our audit committee is eligible to receive an additional annual fee of $20,000, and the other members of our audit committee are eligible to receive an additional annual fee of $10,000;

•
the chair of our compensation committee is eligible to receive an additional annual fee of $15,000, and the other members of our compensation committee are eligible to receive an additional annual fee of $7,500;

•
the chair of our nominating and corporate governance committee is eligible to receive an additional annual fee of $10,000, and the other members of our nominating and corporate governance committee are eligible to receive an additional annual fee of $5,000;

•
the chair of our research and development committee is eligible to receive an additional annual fee of $10,000, and the other members of our research and development committee are eligible to receive an additional annual fee of $5,000; and

•	our independent lead director is eligible to receive an additional annual fee of $25,000.
Annual fees for board service will be payable in arrears in four equal quarterly installments on the last day of each quarter, with such installments to be paid for any quarter during which the director served on the board or on the relevant committee or in the relevant position.
In addition to the above fees, our board of directors may determine that additional committee fees are appropriate and should be payable for any newly created committee of the board, or to a non-employee chair of the board if one is then appointed. The Non-Employee Director Compensation Policy provides that, in determining any such additional fees, the board shall be guided by compensation paid to non-employee directors of a peer group of companies as well as current best practices.
Reimbursement of Expenses
Pursuant to the Non-Employee Director Compensation Policy, upon presentation of documentation of such expenses reasonably satisfactory to us, each non-employee director is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves. The amount of such reimbursed expenses shall not apply toward or otherwise be subject to the compensation limits described above under the heading “General Compensation Limits.”
Additional Compensation
The Non-Employee Director Compensation Policy provides that we will not provide additional compensation to non-employee directors, directly or indirectly, other than as disclosed in the policy or in our filings with the SEC.

Amendments to Non-Employee Director Compensation Policy

The Non-Employee Director Compensation Policy may be amended or terminated upon the adoption of a resolution of our board of directors, except that any amendment of the terms described under the headings “General Compensation Limits,” “Additional Compensation” or “Amendments; Terminations” in the Non-Employee Director Compensation Policy prior to the 2022 annual meeting of stockholders will require stockholder approval.
As is our current practice, in enacting or proposing any amendments to the Non-Employee Director Compensation Policy, including any amendment of the annual fees for board and committee service, the Non-Employee Director Compensation Policy provides that our board of directors (or a committee of the board) will be guided by compensation paid to non-employee directors of a peer group of companies as well as current best practices. In addition, the Non-Employee Director Compensation Policy provides that our board of directors (or a committee of the board) will review our non-employee director compensation peer group on an annual basis.

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Consistent with the preference expressed by our stockholders at our 2016 annual meeting of stockholders, we have determined to hold an advisory vote on executive compensation annually.
Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our short-

term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.
The “Executive Compensation” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by our compensation committee and our board with respect to the year ended December 31, 2018. As we describe in the Compensation Discussion and Analysis, in light of our efforts to rebuild our company and based on outreach to our stockholders and proxy advisory firms, in 2017 and 2018 the compensation committee sought to rigorously re-evaluate and improve our executive compensation program prior to making decisions about 2018 and 2019 executive compensation. Our executive compensation program continues to embody a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board believes this link between compensation and the achievement of our short- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage management to assume excessive risks.
Our board is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.
As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our board (or any committee thereof), create or imply any change to the fiduciary duties of us or our board (or any committee thereof), or create or imply any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation committee and our board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Proposal 3: To Ratify the Selection of Ernst & Young LLP as IVERIC's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2019
The audit committee of our board of directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Ernst & Young LLP has served as our independent registered public accounting firm since 2008 and has audited our financial statements since the fiscal year ended December 31, 2007, which was the first year of our operations. Although stockholder approval of the selection of Ernst & Young LLP is not required by law or Nasdaq rules, our audit committee believes that it is advisable and has decided to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the 2019 annual meeting, our audit committee may reconsider this selection.
Representatives of Ernst & Young LLP are expected to be present at the 2019 annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS IVERIC'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

OWNERSHIP OF COMMON STOCK
The following table sets forth information with respect to the beneficial ownership of our common stock as of April 1, 2019 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and current executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.
The percentages in the columns entitled “Shares Beneficially Owned” are based on a total of: 41,477,420 shares of our common stock outstanding as of April 1, 2019.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that were currently exercisable as of April 1, 2019 or exercisable within 60 days of April 1, 2019 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. There are no outstanding restricted stock units that are scheduled to vest during the 60-day period following April 1, 2019. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o IVERIC bio, Inc., One Penn Plaza, 35th Floor, New York, New York 10119.
Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Glenn P. Sblendorio (1)	542,761	1.3%
David R. Guyer (2)	752,384	1.8%
David F. Carroll (3)	156,303	*
Keith Westby (4)	218,766	*
Barbara A. Wood (5)	16,462	*
Axel Bolte (6)	32,000	*
Thomas Dyrberg, M.D., D.M.Sc. (7)	700	*
Adrienne L. Graves, Ph.D. (8)	4,444	*
Jane P. Henderson (9)	30,222	*
David E. Redlick (10)	60,050	*
Calvin W. Roberts, M.D. (11)	3,556	*
All Current Executive Officers and Directors as a Group (10 persons) (12)	1,801,186	4.3%
5% Stockholders
Entities Affiliated with Versant Venture Capital IV, L.P. (13)	5,174,727	12.5%
Entities Affiliated with Stonepine Capital Management, LLC (14)	4,072,301	9.8%
Entities Affiliated with BML Investment Partners, L.P. (15)	2,887,500	7.0%
Entities Affiliated with D.E.Shaw & Co., L.P. (16)	2,521,995	6.1%

(1)
Consists of (i) 75,019 shares of common stock and (ii) 467,742 shares of common stock underlying options that are exercisable as of April 1, 2019, or will become exercisable within 60 days after such date. The shares of common stock owned as of April 1, 2019 included 6,914 shares Mr. Sblendorio sold on April 2, 2019 to satisfy his minimum statutory withholding obligations with respect to the income recognized by him upon the vesting of RSUs on April 1, 2019.

(2)
Consists of (i) 43,164 shares of common stock and (ii) 709,220 shares of common stock underlying options that are exercisable as of April 1, 2019, or will become exercisable within 60 days after such date.

(3)
Consists of (i) 8,980 shares of common stock and (ii) 147,323 shares of common stock underlying options that are exercisable as of April 1, 2019, or will become exercisable within 60 days after such date.

(4)
Consists of (i) 32,606 shares of common stock and (ii) 186,160 shares of common stock underlying options that are exercisable as of April 1, 2019, or will become exercisable within 60 days after such date.

(5)	Consists of 16,462 shares of common stock. The number of shares held by Ms. Wood is based on information available to us as of February 23, 2018, Ms. Wood's last day with the company.

(6)
Mr. Bolte is a venture partner of HBM Partners AG, which provides investment management services to HBM Healthcare Investments AG. Mr. Bolte, a member of our board of directors, has no voting or investment power over shares, if any, held by HBM Healthcare Investments AG. Consists of 32,000 shares of common stock underlying options that are exercisable as of April 1, 2019, or will become exercisable within 60 days after such date.

(7)
Consists of 700 shares of common stock held by Dr. Dyrberg in his individual capacity. Dr. Dyrberg is employed as a Senior Partner/Managing Partner of Novo Holdings A/S and does not have beneficial ownership of shares of common stock, if any, held by Novo Holdings A/S.

(8)	Consists of 4,444 shares of common stock underlying options that are exercisable as of April 1, 2019, or will become exercisable within 60 days after such date

(9)	Consists of 30,222 shares of common stock underlying options that are exercisable as of April 1, 2019, or will become exercisable within 60 days after such date.

(10)
Consists of (i) 1,050 shares of common stock and (ii) 59,000 shares of common stock underlying options that are exercisable as of April 1, 2019, or will become exercisable within 60 days after such date.

(11)	Consists of 3,556 shares of common stock underlying options that are exercisable as of April 1, 2019, or will become exercisable within 60 days after such date.

(12)
Consists of (i) 161,519 shares of common stock and (ii) 1,639,667 shares of common stock underlying options that are exercisable as of April 1, 2019, or will become exercisable within 60 days after such date.

(13)
Consists of 5,174,727 aggregate shares of common stock, including (i): 5,044,201 shares reported as beneficially owned by Versant Side Fund IV, L.P. (“VSF IV”), Versant Venture Capital IV, L.P. (“VVC IV”) and Versant Ventures IV, LLC (“VV IV” and collectively, the “Versant Persons”), of which VSF IV reports sole voting power with respect to 31,577 shares, VVC IV reports sole voting power with respect to 5,012,624 shares and VV IV reports sole voting power with respect to zero shares, VSF IV and VVC IV each reports shared voting power with respect to zero shares and VV IV reports shared voting power with respect to 5,044,201 shares, VSF IV reports sole dispositive power with respect to 31,577 shares, VVC IV reports sole dispositive power with respect to 5,012,624 shares and VV IV reports sole dispositive power with respect to zero shares, and VSF IV and VVC IV each reports shared dispositive power with respect to zero shares and VV IV reports shared dispositive power with respect to 5,044,201 shares; and (ii) 130,526 shares reported as beneficially owned by VV IV. VV IV serves as the general partner of VSF IV and VVC IV and owns none of the shares directly. As a result, VV IV is deemed to be the indirect owner of the shares held directly by VSF IV and VVC IV. Despite such shared beneficial ownership, the Versant Persons disclaim that they constitute a statutory group within the meaning of Rule 13d-5(b)(1) of the Securities

Exchange Act of 1934. The address for each of the Versant Persons is c/o Versant Venture Management, LLC, One Sansome Street, Suite 3630, San Francisco, CA 94104. We obtained the information regarding beneficial ownership of these shares solely from a Schedule 13G that was filed with the SEC on November 9, 2018 and a Form 4 that was subsequently filed with the SEC on January 16, 2019.

(14)
Consists of 4,072,301 shares of common stock reported as beneficially owned by each of Stonepine Capital Management, LLC (the “General Partner”), Stonepine Capital, L.P. (the “Partnership”), Jon M. Plexico and Timothy P. Lynch (collectively, the “Filers”). The General Partner is the general partner and investment adviser of investment funds, including the Partnership. Mr. Plexico and Mr. Lynch are the control persons of the General Partner. Each Filer disclaims beneficial ownership of the shares beneficially owned except to the extent of that person’s pecuniary interest therein. In addition, the Partnership disclaims that it is a beneficial owner of the shares. The address for each of the Filers is 919 NW. Bond Street, Suite 204, Bend, OR 97703. We obtained the information regarding beneficial ownership of these shares solely from Amendment No. 3 to Schedule 13G that was filed with the SEC on February 13, 2019.

(15)
Consists 2,887,500 of shares of common stock reported as beneficially owned by each of BML Investment Partners, L.P. (“BML LP”) and Brandon M. Leonard (“Mr. Leonard”), of which Mr. Leonard reports sole voting power with respect to 87,500 shares and BML LP reports sole voting power with respect to zero shares, each such entity or person reports shared voting power with respect to 2,800,000 shares, Mr. Leonard reports sole dispositive power with respect to 87,500 shares and BML LP reports sole dispositive power with respect to zero shares, and each such entity or person reports shared dispositive power with respect to 2,800,000 shares. BML LP is a Delaware limited partnership whose general partner is BML Capital Management, LLC. The managing member of BML Capital Management, LLC is Mr. Leonard. As a result, Mr. Leonard is deemed to be the indirect owner of the shares held directly by BML LP. Despite such shared beneficial ownership, the reporting persons disclaim that they constitute a statutory group within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934. The address for BML LP is 65 E. Cedar - Suite 3, Zionsville, IN 46007. We obtained the information regarding beneficial ownership of these shares solely from Amendment No. 1 to Schedule 13G that was filed with the SEC on February 6, 2019.

(16)
Consists of 2,521,995 shares of common stock reported as beneficially owned by each of D.E.Shaw & Co., L.P. and David E. Shaw, of which each such entity or person reports sole voting power with respect to zero shares, shared voting power with respect to 2,440,115 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 2,521,995 shares. This is composed of (i) 932,688 shares in the name of D. E. Shaw Valence Portfolios, L.L.C., (ii) 901,246 shares in the name of D. E. Shaw Oculus Portfolios, L.L.C., and (iii) 688,061 shares under the management of D. E. Shaw Investment Management, L.L.C. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the manager and investment adviser of D. E. Shaw Valence Portfolios, L.L.C., the investment adviser of D. E. Shaw Oculus Portfolios, L.L.C., and the managing member of (i) D. E. Shaw Investment Management, L.L.C. and (ii) D. E. Shaw Adviser, L.L.C., which in turn is the investment adviser of D. E. Shaw Asymptote Portfolios, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the manager of D. E. Shaw Oculus Portfolios, L.L.C. and the managing member of D. E. Shaw Manager, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of 2,440,115 shares, and the shared power to dispose or direct the disposition of 2,521,995 shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 2,521,995 shares. The address for each of D.E.Shaw & Co., L.P. and David E. Shaw is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036. We obtained the information regarding beneficial ownership of these shares solely from Amendment No. 3 to Schedule 13G that was filed with the SEC on February 14, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors, executive officers and holders of more than 10%

of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of our records and representations made by the persons required to file these reports, we believe that, during the year ended December 31, 2018, our directors, executive officers and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them, except four Form 4's for Mr. Bolte, Ms. Henderson, Mr. Redlick and Dr. Ross, each covering the grant of a stock option to purchase 16,000 shares of our common stock that occurred on May 23, 2018, were each filed late on July 11, 2018.
OTHER MATTERS
Our board of directors does not know of any other matters that may come before the 2019 annual meeting. However, if any other matters are properly presented to the 2019 annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.
Solicitation of Proxies
This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. We have retained Innisfree M&A Inc., or Innisfree, to assist us in our proxy solicitation. We will pay Innisfree a base fee of $15,000, plus incremental solicitation fees expected to range from approximately $5,000 to $10,000 and reimbursement of out-of pocket expenses. We expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at IVERIC bio, Inc., One Penn Plaza, 35th Floor, New York, New York 10119, Attention: Corporate Secretary, or by calling (212) 845-8200. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address and phone number.
Deadline for Submission of Stockholder Proposals for 2020 Annual Meeting of Stockholders
Proposals of stockholders intended to be presented at our 2020 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our principal offices, One Penn Plaza, 35th Floor, New York, New York 10119, Attention: Corporate Secretary, no later than December 20, 2019, the date that is 120 days prior to the first anniversary of the date of this proxy statement, in order to be included in the proxy statement and proxy card relating to that meeting.
If a stockholder wishes to present a proposal at our 2020 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, pursuant to the advance notice provision in our bylaws, such stockholder must give written notice to our Secretary at our principal executive offices at the address noted above. The Secretary must receive such notice no earlier than January 16, 2020, and no later than February 15, 2020, provided that if the date of the 2020 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2019 annual meeting, such notice must instead be received by the Secretary no earlier than the 120th day prior to the 2020 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2020 annual meeting of stockholders and (ii) the tenth day following the day on which notice of the date of the 2020 annual meeting of stockholders was mailed or public disclosure of the date of the 2020 annual meeting of stockholders was made, whichever occurs first.

IVERIC BIO, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of IVERIC bio, Inc. (the “Company”) is to set forth the total compensation payable to non-employee directors of the Company for their service as members of the Company’s Board of Directors (the “Board”). In furtherance of this purpose, effective as of the Effective Date (as defined below), all non-employee directors shall be entitled to receive the compensation described in, and subject to the terms and conditions of, this Policy.
General Compensation Limits
Subject to the provisions of this Policy, commencing in calendar year 2019, the following limits shall be in effect for compensation to be paid to each non-employee director of the Company:

•
Compensation Limits for Incumbent Non-Employee Directors: The total annual base compensation, including cash and equity components (based on grant date fair value for financial reporting purposes), for each non-employee director who served as a director of the Company for any amount of time during the prior calendar year (each, an “Incumbent Non-Employee Director”) will be no more than $275,000 per calendar year.

•
Compensation Limits for Newly-Elected or Appointed Non-Employee Directors: The total annual base compensation, including cash and equity components (based on grant date fair value for financial reporting purposes), for each non-employee director who did not serve as a director of the Company for any amount of time during the prior calendar year (each, a “New Non-Employee Director”) will be no more than $550,000 within his or her first calendar year of election or appointment.

Non-Employee Director Compensation
Each non-employee director shall be entitled to receive the compensation described below while serving as a director of the Company. The form of equity compensation and amounts of equity compensation and cash compensation described below may be modified for years after 2019 by the Board in its discretion, subject to compliance with the compensation limits set forth in this Policy under the heading “General Compensation Limits” and the other provisions of this Policy.
Equity Compensation
Initial Stock Option Grant. Upon his or her initial election or appointment to the Board, each New Non-Employee Director shall automatically, and without the need for any further action by the Board, be granted an option under the Company’s 2013 Stock Incentive Plan, as amended from time to time, or any successor or other new stock or equity incentive plan (the “Plan”) to purchase 32,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Unless otherwise provided at the time of grant, subject to each such person’s continued service with the Company, the option will vest with respect to 1/36th of the shares subject to such option at the end of each successive one-month period following the grant date until the third anniversary of the grant date and, in the event of a “Change in Control Event” of the Company (as defined in the Plan), the option shall immediately become fully vested and exercisable.
Annual Stock Option Grant. On the date of each annual meeting of stockholders of the Company, each non-employee director who has served on the Board for at least four months, and is both serving as a director of the Company immediately prior to and immediately following such annual meeting, shall automatically, and without the need for any further action by the Board, be granted an option under the Plan to purchase 16,000 shares of Common Stock. Unless otherwise provided at the time of grant, subject to the non-employee director’s continued service with the Company, the option will vest with respect to 1/12th of the shares subject to such option at the end of each successive one-month period following the grant date until the earlier of (a) the day that is one business day prior to the date of the next annual meeting and (b) the first anniversary of the grant date, at which time such option shall be fully vested and exercisable, and, in the event of a “Change in Control Event” of the Company (as defined in the Plan), the option shall immediately become fully vested and exercisable.

General. Each initial option grant award and each annual option grant award to the non-employee directors shall have a term of ten years from the date of the award. The exercise price of each option will be equal to the closing sale price (for the primary trading session) of the Common Stock on the national securities exchange on which the Common Stock is then traded on the date of grant (or if the date of grant is not a trading day on such exchange, the trading day immediately prior to the date of grant) or if the Common Stock is not then traded on a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board.
The foregoing share amounts with respect to option grants to the non-employee directors shall be automatically adjusted in the event of any stock split, combination, recapitalization and other similar event affecting the Common Stock, all as provided for under the terms of the Plan.
The initial option grant awards and the annual option grant awards to the non-employee directors shall be subject to the terms and conditions of the Plan and the terms of any option agreements entered into with each director in connection with such awards.
Cash Compensation
The cash fees to be paid to non-employee directors for service on the Board, for service on each committee of the Board on which the director is then a member and for service in such additional Board positions as are described below shall be as follows:

•	each non-employee director is eligible to receive an annual fee of $45,000;

•	the chair of the audit committee is eligible to receive an additional annual fee of $20,000, and the other members of the audit committee are eligible to receive an additional annual fee of $10,000;

•
the chair of the compensation committee is eligible to receive an additional annual fee of $15,000, and the other members of the compensation committee are eligible to receive an additional annual fee of $7,500;

•
the chair of the nominating and corporate governance committee is eligible to receive an additional annual fee of $10,000, and the other members of the nominating and corporate governance committee are eligible to receive an additional annual fee of $5,000;

•	the chair of the R&D committee is eligible to receive an additional annual fee of $10,000, and the other members of the R&D Committee are eligible to receive an additional annual fee of $5,000; and

•	the independent lead director is eligible to receive an additional annual fee of $25,000.
The foregoing fees are payable in arrears in four equal quarterly installments on the last day of each quarter, with such installments to be paid for any quarter during which the director served on the Board, on such committee or in such position.
In addition to the above fees, the Board may determine that additional committee fees are appropriate and should be payable for any newly created committee of the Board. The Board also may determine that an additional fee is appropriate and shall be payable to a non-employee Chairman of the Board, if one is then appointed. Consistent with this Policy, in determining any such additional fees, the Board will be guided by compensation paid to non-employee directors of a peer group of companies as well as current best practices.
Expenses
Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee of the Board on which he or she serves. The amount of such reimbursed expenses shall not apply toward or otherwise be subject to the compensation limits set forth in this Policy under the heading “General Compensation Limits.”

Additional Compensation
The Company will not provide additional compensation to non-employee directors, directly or indirectly, other than as disclosed in this Policy or the Company’s filings with the U.S. Securities and Exchange Commission.
Effective Date
This Policy was adopted by the Board on February 22, 2019 and shall become effective on the date on which it is approved by the Company’s stockholders (the “Effective Date”).
Amendments; Termination
This Policy may be amended or terminated upon the adoption of a resolution of the Board; provided that no such amendment to the provisions of this Policy set forth under the headings “General Compensation Limits,” “Additional Compensation” or “Amendments; Terminations” shall be effective prior to the 2022 annual meeting of stockholders without stockholder approval.
Notwithstanding the foregoing, the Board may adjust the compensation limits set forth in this Policy under the heading “General Compensation Limits,” without stockholder approval, in the event of a material change in the Company’s market capitalization.
As is the Company’s current practice, in enacting or proposing any amendments to the Policy, including any amendment of the annual retainers for Board and committee service, and fees for Board and committee service, the Board (or a committee of the Board) will be guided by compensation paid to non-employee directors of a peer group of companies as well as current best practices. The Board (or a committee of the Board) shall review this non-employee director compensation peer group on an annual basis.

IVERIC bio

VOTE

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Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors of IVERIC bio, Inc. (formerly Ophthotech Corporation) recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

+

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Adrienne L. Graves, Ph.D.	☐	☐	02 - David R. Guyer, M.D.	☐	☐

In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) or postponement(s) thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

2 3 D V +

031YMD

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of
IVERIC bio, Inc. Stockholders

May 15, 2019 at 9:00 a.m., Eastern Time

Upon arrival, please present this admission ticket and photo identification at the registration desk.

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — IVERIC bio, Inc.

Annual Meeting of Stockholders – May 15, 2019
Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints David R. Guyer, Glenn P. Sblendorio and Todd D.C. Anderman, or any of them, as Proxies, the true and lawful attorneys in fact, agents and proxies of the undersigned with full power of substitution for and on behalf of the undersigned at the 2019 Annual Meeting of Stockholders of IVERIC bio, Inc. (formerly Ophthotech Corporation) to be held on May 15, 2019, at 9:00 a.m., Eastern Time, and at any and all postponements or adjournments thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, the receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "FOR" PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Should a director nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE UNLESS YOU VOTE OVER THE INTERNET OR BY TELEPHONE.

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐